Exhibit 10.5

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
dated as of April 28, 2014
among
THE PRIVATEBANK AND TRUST COMPANY,
as Administrative Agent and Sole Lead Arranger,
AND
WESTMORELAND COAL COMPANY
WESTMORELAND ENERGY LLC,
WESTMORELAND - NORTH CAROLINA POWER, L.L.C.,
WEI-ROANOKE VALLEY, INC.,
WESTMORELAND - ROANOKE VALLEY, L.P.,
WESTMORELAND PARTNERS,
WESTMORELAND RESOURCES, INC.,
WESTMORELAND KEMMERER, INC.,
WESTMORELAND COAL SALES COMPANY, INC.,
WRI PARTNERS, INC.,
WCC LAND HOLDING COMPANY, INC.,
WESTMORELAND CANADA LLC,
WESTMORELAND ENERGY SERVICES, INC.,
WESTMORELAND CANADIAN INVESTMENTS, LP
WCC HOLDING B.V.,
WESTMORELAND CANADA HOLDINGS INC.,
WESTMORELAND PRAIRIE RESOURCES, INC.,
PRAIRIE MINES & ROYALTY ULC
COAL VALLEY RESOURCES INC.,
PRAIRIE COAL LTD.,
WILLOWVAN MINING LTD.,
AND
POPLAR RIVER COAL MINING PARTNERSHIP,

as the Borrowers

i

(continued)

Page

SECTION 6 PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN	53

SECTION 7 POSSESSION OF COLLATERAL AND RELATED MATTERS	54

SECTION 8 COLLECTIONS	54
8.1 Blocked Account	54
8.2 Administrative Agent’s Rights	55
8.3 Application of Proceeds	56
8.4 Account Statements	56

SECTION 9 COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES	56
9.1 Weekly Reports	56
9.2 Monthly Reports	56
9.3 Financial Statements	57
9.4 Annual Projections	57
9.5 Explanation of Budgets and Projections	57
9.6 Public Reporting	57
9.7 Other Information	58

SECTION 10 TERMINATION	58

SECTION 11 REPRESENTATIONS AND WARRANTIES	58
11.1 Financial Statements and Other Information	58
11.2 Locations	59
11.3 Loans by the Borrowers	59
11.4 Accounts and Inventory	59
11.5 Liens	26
11.6 Organization, Authority and No Conflict	59
11.7 Litigation	60
11.8 Compliance with Laws and Maintenance of Permits	60
11.9 Affiliate Transactions	61
11.10 Names and Trade Names	61
11.11 Equipment	61
11.12 Enforceability	61
11.13 Solvency	61
11.14 Indebtedness	61
11.15 Margin Security and Use of Proceeds	62
11.16 Parent, Subsidiaries and Affiliates	62
11.17 No Defaults	62

(continued)

(continued)

(continued)

v

(continued)

EXHIBIT D - COMMERCIAL TORT CLAIMS
EXHIBIT E - ASSIGNMENT AGREEMENT
SCHEDULE 1 - PERMITTED LIENS
SCHEDULE 11.2 - BUSINESS AND COLLATERAL LOCATIONS
SCHEDULE 11.7 - LITIGATION
SCHEDULE 11.9 - AFFILIATE TRANSACTIONS
SCHEDULE 11.10 - NAMES & TRADE NAMES
SCHEDULE 11.14 - INDEBTEDNESS
SCHEDULE 11.16 - PARENT, SUBSIDIARIES AND AFFILIATES
SCHEDULE 11.18 - EMPLOYEE MATTERS
SCHEDULE 11.20 - ENVIRONMENTAL MATTERS
SCHEDULE 11.25 - RELATED TRANSACTION DOCUMENTS
SCHEDULE 11.26 - INVESTIGATIONS, AUDITS, ETC.
SCHEDULE 11.27 - CAPITALIZATION; SUBSIDIARIES
SCHEDULE 11.28 - INSURANCE
SCHEDULE 13.4 - PERMITTED SALES AND ACQUISITIONS
SCHEDULE 17.1(a) - CLOSING DOCUMENT CHECKLIST

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 28th day of April, 2014 by and among the financial institutions that are or may from time to time become parties hereto (together with their respective assigns, the “Lenders”), THE PRIVATEBANK AND TRUST COMPANY, as Administrative Agent and Sole Lead Arranger (in such capacity, “Administrative Agent” and in its individual capacity, “PrivateBank”), 120 South LaSalle Street, Suite 200, Chicago, Illinois 60603, as administrative agent and sole lead arranger, and each of WESTMORELAND COAL COMPANY, a Delaware corporation (“Westmoreland Parent”), WESTMORELAND ENERGY LLC, a Delaware limited liability company (“Westmoreland Energy”), WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland NC”), WEI-ROANOKE VALLEY, INC., a Delaware corporation (“WEI”), WESTMORELAND - ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland Roanoke”), WESTMORELAND PARTNERS, a Virginia general partnership (“Westmoreland Partners”), WESTMORELAND RESOURCES, INC., a Delaware corporation (“Westmoreland Resources”), WESTMORELAND KEMMERER, INC., a Delaware corporation (“Kemmerer”), WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation (“Coal Sales”), WRI PARTNERS, INC., a Delaware corporation (“WRI”), WCC LAND HOLDING COMPANY, INC., a Delaware corporation (“WCC”), WESTMORELAND CANADA LLC, a Delaware limited liability company (“WC LLC”), WESTMORELAND ENERGY SERVICES, INC., a Delaware corporation (“WES”), WESTMORELAND CANADIAN INVESTMENTS LP, a limited partnership organized and existing under the laws of the province of Quebec (“WC Investments”), WCC HOLDING B.V., a B.V. organized and existing under the laws of the Netherlands (“WCC BV”), WESTMORELAND CANADA HOLDINGS, INC., a corporation organized and existing under the laws of the Province of Alberta (“Westmoreland Canada”), WESTMORELAND PRAIRIE RESOURCES INC., a corporation organized and existing under the laws of the Province of Alberta (“WPR”), PRAIRIE MINES & ROYALTY ULC, an unlimited liability company organized under the laws of the Province of Alberta (“PMRL”), COAL VALLEY RESOURCES INC., a corporation organized and existing under the laws of the Province of Alberta (“CVRI”), PRAIRIE COAL LTD., a corporation organized and existing under the laws of the Province of Saskatchewan (“PCL”), WILLOWVAN MINING LTD., a corporation organized and existing under the laws of the Province of Saskatchewan (“Willowvan”), and POPLAR RIVER COAL MINING PARTNERSHIP, a partnership corporation organized and existing under the laws of the Province of Saskatchewan (“PRC”; together with Westmoreland Parent, Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland, Westmoreland Resources, Kemmerer Coal Sales, WRI, WCC, WC LLC, WES, WC Investments, WCC BV, Westmoreland Canada, WPR, PMRL, CVRI, PCL and Willowvan, individually a “Borrower” and collectively the “Borrowers”), jointly and severally.
W I T N E S S E T H:
WHEREAS, certain Borrowers and PrivateBank are parties to a certain Loan and Security Agreement, dated June 29, 2012, as amended (collectively, the “Original Agreement”), and various other loan agreements executed in connection therewith;

WHEREAS, Borrowers have requested that PrivateBank amend the terms and conditions of the Original Agreement in several respects and PrivateBank, in its capacity as Administrative Agent hereunder, and the Lenders party hereto are willing to do so subject to the terms and conditions set forth in this Agreement;
WHEREAS, it is the intention of the parties to this Agreement that upon execution of this Agreement, the Original Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated in its entirety by this Agreement; provided, however, the obligations to repay the loans and advances arising under the Original Agreement shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the other Loan Documents;
WHEREAS, Borrowers may, from time to time, continue to request Loans from Administrative Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Administrative Agent and Lenders, shall be made;
WHEREAS, it is agreed and acknowledged by the parties hereto that by executing and delivering this Agreement, each of WPR, PMRL, CVRI, PCL, Willowvan and PRC (i) is joining this Agreement as a co-borrower, effective as of immediately upon the consummation of the Related Transactions, without any further documentation or action on the party of Administrative Agent, Lenders or any other Loan Party, (ii) shall, immediately upon the consummation of the Related Transactions, be deemed “Borrower” and a “Loan Party” for all purposes of this Agreement and the other Loan Documents, and (iii) shall be bound, immediately upon the consummation of the Related Transactions, as “Borrower” and “Loan Party” by all of the conditions, representations, warranties and other agreements set forth in this Agreement and the other Loan Documents; and
WHEREAS, as a result of, among other things, the common Affiliate ownership thereof and shared overhead and administrative expenses and sales synergies achieved by Borrowers, Borrowers acknowledge that each Borrower will derive advantage from each and every financial accommodation made by Administrative Agent and Lenders to any Borrower, and that Lenders would be unwilling to extend the credit hereunder without each and every Borrower agreeing to this Agreement.
NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Administrative Agent and/or Lenders, or any Letter of Credit issued for the account of any Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, Administrative Agent and the Lenders, the parties agree to amend and restate the Original Agreement as follows:

SECTION 1

DEFINITIONS
1.1    Definitions. When used herein the following terms shall have the following meanings:
Absaloka means Absaloka Coal, LLC, a Delaware limited liability company.
Account shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Account Debtor shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Administrative Agent shall mean PrivateBank in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
Affected Loan shall have the meaning set forth in Section 4.2.3.
Affiliate of any Person shall mean (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (ii) any other Person which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests of such Person, (iii) any other Person of which ten percent (10%) or more of the voting control or equity interest of which is beneficially owned or held by such Person or (iv) any officer or director of such Person. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
Agent Advance shall have the meaning set forth in Section 2.1.2.
Agent Fee Letter shall mean the Fee Letter of even date herewith among Borrowers and Administrative Agent, as amended, modified or restated from time to time.
Arrangement Agreement shall mean that certain Arrangement Agreement dated as of December 24, 2013 among Westmoreland Parent, Westmoreland Canada, Sherritt, PMRL, CVRI, certain other subsidiaries of Sherritt, and certain other parties thereto.
Asset Sales means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by any Borrower to any Person (including by means of a sale and leaseback transaction or a merger or consolidation or similar transaction and including any sale or issuance of the equity interests of any Borrower) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of any Borrower; provided, that for purposes of this definition, the term “Asset Sale” shall not include:
(1)    transfers of cash or Cash Equivalents;
(2)    transfers of assets that are permitted by, and made in accordance with, Section 13.4;
(3)    Permitted Investments and Restricted Payments permitted under Section 4.11 of the Second Lien Notes Indenture in effect on the date hereof;
(4)    the creation of or realization on any Permitted Lien;
(5)    any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2,500,000;
(6)    a transfer of assets between or among any of the Borrowers;
(7)    an issuance or sale of equity interests by a Borrower (a) (other than Westmoreland Parent) to its parent or (b) to another Borrower;
(8)    a disposition of inventory in the ordinary course of business;
(9)    a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of a Borrower and that is disposed of in each case in the ordinary course of business;
(10)    dispositions of past due accounts and notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(11)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Borrowers;
(12)    a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
(13)    trades of coal properties of equivalent value in the ordinary course of business.
Assignee shall have the meaning set forth in Section 19.1.1.
Assignment Agreement shall have the meaning set forth in Section 19.1.1.

Attorney Costs shall mean, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar legal expenses.
Attributable Indebtedness, when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to any Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.
Bank Product Agreements shall mean those certain agreements pursuant to which any Lender or its Affiliates provide any of the Bank Products to any Loan Party including, without limitation, Hedging Agreements.
Bank Product Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or any such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
Bank Products shall mean any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements with any Lender or its Affiliates or (e) so long as prior written notice thereof is provided to Administrative Agent by any Lender (or its Affiliate) providing such service, facility or transaction that Administrative Agent consents in writing to include as a Bank Product, any other service provided to, facility extended to or transaction entered into with any Loan Party by a Lender or its Affiliates.
Base Rate shall mean at any time the greater of (a) the Federal Funds Rate plus one half of one percent (0.5%) and (b) the Prime Rate.
Base Rate Loan shall mean any Loan which bears interest at or by reference to the Base Rate.
BSA shall have the meaning set forth in Section 12.11.
Business Day shall mean any day on which Administrative Agent is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to (a) a LIBOR Loan, any day on which dealings are carried on in the London Interbank eurodollar market or (b) any Letter of Credit to be denominated in Canadian Dollars, any day which is not a legal holiday in the Province of Ontario, Canada or is a day on which banking institutions in such province are open.
Canadian Bank means Bank of the West or such other bank appointed as the Canadian Bank after the date hereof by Administrative Agent.
Canadian Bankruptcy Law means the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).
Canadian Benefit Plan means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party or any Subsidiary thereof having employees in Canada, but excluding the Canadian Pension Plans and any statutory benefit plans which any Loan Party or any Subsidiary thereof having employees in Canada is required to participate in or comply with, including without limitation, the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation.
Canadian Borrowers means individually and collectively as the context may require, Westmoreland Canada, WPR, PMRL, CVRI, PCL, Willowvan and PRC.
Canadian Dollars or Cdn$ means the lawful currency of Canada.
Canadian Domestic Operating Account means, collectively, (i) account number 2370304 maintained by PMRI and (ii) account number 2370321 maintained by CVRI at PrivateBank.
Canadian Operating Account means a deposit account to be established at the Canadian Bank after the date hereof by one or more of the Canadian Borrowers.
Canadian Pension Plans means each “registered pension plan” as defined under the ITA that is maintained or contributed to by any Loan Party or any of its Subsidiaries for its employees or former employees.
Canadian Priority Claims means the aggregate of any amounts accrued or payable (including interest and penalties) which arise by the operation of any applicable law and rank prior to or pari passu with any Lien held by Administrative Agent, including, without limitation, in respect of wages, salaries, commissions or other remuneration, vacation pay, pension plan contributions and/or obligations, including without limitation, under the Wage Earner Protection Program Act (Canada), amounts required to be withheld from payments to employees or other persons for federal and provincial income taxes, employee Canada Pension Plan contributions and employee employment insurance premiums and additional amounts payable on account of employer Canada Pension Plan contributions and employer employment insurance premiums, federal or provincial goods and services or excise tax, or other sales or consumption taxes, employer health tax, amounts payable under the Workplace Safety and Insurance Act, 1997 (Ontario) or similar legislation in other applicable jurisdiction (all as may be amended or replaced from time to time), arrears of rent, utilities or other amounts payable in respect of the use of any real property, amounts payable for repair, storage, transportation or construction or other services which may give rise to a possessory or registerable Lien.

Capital Expenditures shall mean with respect to any period, the aggregate of all unfinanced expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease obligations) by Borrowers and their Subsidiaries during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.
Capital Lease of any Person shall mean any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
Cash Collateralize shall mean to deliver cash collateral to the L/C Issuer in the amount equal to 105% of the sum of the face amount of the outstanding Letters of Credit to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such L/C Issuer in its sole discretion. Derivatives of such term have corresponding meanings.
Cash Equivalents shall mean (i) obligations issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) or obligations of state or local governments rated not lower than AAA/Aaa by S&P or Moody’s maturing no later than twelve months from the date of acquisition; (ii) time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution having combined capital and surplus and undivided profits of not less than $500.0 million whose obligations are rated A- or the equivalent or better by S&P or A3 or better by Moody’s on the date of acquisition; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Parent or an Affiliate of the Parent, and is organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (iv) repurchase obligations for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the specifications of clause (ii) above; provided, such obligations may not have a term of more than seven days; (v) demand deposit accounts maintained in the ordinary course of business; (vi) investments in money market or other mutual funds 95% of whose assets comprise securities of the types described in clauses (i) through (v) above
Chattel Paper shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Closing Date means April 28, 2014.
Code shall mean the Internal Revenue Code of 1986, as amended.
Collateral shall mean all of the property of Borrowers described in Section 5.1 hereof, together with all other real or personal property of any Loan Party or any other Person that is now or hereafter pledged to Administrative Agent to secure, either directly or indirectly, repayment of any of the Obligations.
Commercial Tort Claims shall have the meaning ascribed to such term in the UCC.

Commitment shall mean with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Loans.
Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
Consolidated Amortization Expense for any period means the amortization expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.
Consolidated Depreciation and Depletion Expense for any period means the depreciation and depletion expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.
Consolidated EBITDA for any period means, without duplication, the sum of the amounts for such period of:
(1)    Consolidated Net Income, plus
(2)    in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Westmoreland Parent by its Subsidiaries without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to Borrowers or their equity holders,
(a)    Consolidated Income Tax Expense (other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary gains or losses and, without duplication, permitted tax distributions,
(b)    Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),
(c)    Net Consolidated Asset Reclamation Accretion Expense,
(d)    Consolidated Depreciation and Depletion Expense (but only to the extent not included in Consolidated Interest Expense),
(e)    Consolidated Interest Expense (net of interest income),
(f)    all other non-cash items reducing Consolidated Net Income (including without limitation non-cash write-offs of goodwill, intangibles and long-lived assets, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period including pension, retiree, medical and reclamation expenses) for such period,
(g)    costs and expenses incurred in connection with entering into, and the initial borrowing under, this Agreement, and

(h)    costs and expenses incurred in connection with entering into the Related Transactions in an aggregate amount not to exceed (i) $7,600,000, for all costs and expenses incurred during the calendar quarter ending December 31, 2013, plus (ii) $500,000, for all costs and expenses incurred during the calendar quarter ending March 31, 2014, plus (iii) $8,000,000 for all costs and expenses incurred during the calendar quarter ending June 30, 2014, in each case determined on a consolidated basis in accordance with GAAP, minus
(3)    (i) unfinanced Capital Expenditures of Westmoreland Parent and its Subsidiaries, on a consolidated basis, during the applicable period, (ii) all dividends or other distributions by Westmoreland Parent to equityholders of Westmoreland Parent during the applicable period and (iii) payments during the applicable period in respect of income or franchise taxes of Westmoreland Parent and its Subsidiaries, on a consolidated basis, minus
(4)    the aggregate amount of all non-cash items, determined on a consolidated basis in accordance with GAAP, to the extent such items increased Consolidated Net Income (other than the accrual of revenue, recording of receivables or the reversal of reserves in the ordinary course of business) for such period. Notwithstanding the foregoing, Consolidated EBITDA for the quarterly periods ending June 30, 2014, September 30, 2014 and December 31, 2014 shall be calculated as follows:
(A)    for the quarterly period ending on June 30, 2014, Consolidated EBITDA shall be calculated as: Consolidated EBITDA of all Domestic Borrowers for the trailing twelve months ended June 30, 2014, plus $62,313,000, plus Consolidated EBITDA for all Canadian Borrowers for the period beginning on the date hereof and ending on June 30, 2014;
(B)    for the quarterly period ending on September 30, 2014, Consolidated EBITDA shall be calculated as: Consolidated EBITDA of all Domestic Borrowers for the trailing twelve months ended September 30, 2014, plus $46,666,000 plus Consolidated EBITDA for all Canadian Borrowers for the period beginning on the date hereof and ending on September 30, 2014; and
(C)    for the quarterly period ending on December 31, 2014, Consolidated EBITDA shall be calculated as: Consolidated EBITDA of all Domestic Borrowers for the trailing twelve months ended December 31, 2014, plus $20,689,000 plus Consolidated EBITDA for all Canadian Borrowers for the period beginning on the date hereof and ending on December 31, 2014.
Consolidated Fixed Charges shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Westmoreland Parent and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all Capital Lease obligations of Westmoreland Parent and its Subsidiaries, on a consolidated basis, plus scheduled payments of cash interest during the applicable period with respect to all indebtedness of Westmoreland Parent and its Subsidiaries, on a consolidated basis, for borrowed money including Capital Lease obligations. Notwithstanding the foregoing, interest and required payments of principal for the Borrowers (collectively, “Principal and Interest Payments”) for the quarterly periods ending June 30, 2014, September 30, 2014 and December 31, 2014 shall be calculated as follows:
(A)    for the quarterly period ending on June 30, 2014, Principal and Interest Payments shall be calculated as: Principal and Interest Payments for all Domestic Borrowers (excluding $13,500,000 of Principal related to outstanding term debt of Westmoreland Mining until such time as such debt is paid in full) for the trailing twelve months ended June 30, 2014, plus $54,060,000, plus Principal and Interest Payments for all Canadian Borrowers for the period beginning on the date hereof and ending on June 30, 2014;
(B)    for the quarterly period ending on September 30, 2014, Principal and Interest Payments shall be calculated as: Principal and Interest Payments for all Domestic Borrowers (excluding $9,000,000 of Principal related to outstanding term debt of Westmoreland Mining until such time as such debt is paid in full) for the trailing twelve months ended September 30, 2014, plus $36,038,000, plus Principal and Interest Payments for all Canadian Borrowers for the period beginning on the date hereof and ending on September 30, 2014; and
(C)    for the quarterly period ending on December 31, 2014, Principal and Interest Payments shall be calculated as: Principal and Interest Payments for all Domestic Borrowers (excluding $4,500,000 of Principal related to outstanding term debt of Westmoreland Mining until such time as such debt is paid in full) for the trailing twelve months ended December 31, 2014, plus $18,075,000, plus Principal and Interest Payments for all Canadian Borrowers for the period beginning on the date hereof and ending on December 31, 2014.
Consolidated Income Tax Expense for any period means the provision for taxes of Borrowers, determined on a consolidated basis in accordance with GAAP.
Consolidated Interest Expense for any period means the sum, without duplication, of the total interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,
(1)    imputed interest on Capital Leases and Attributable Indebtedness,
(2)    commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,
(3)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses but excluding amortization of deferred financing charges incurred in respect of the Second Lien Notes,
(4)    the interest portion of any deferred payment obligations,
(5)    all other non-cash interest expense,
(6)    consolidated capitalized interest,

(7)    the product of (a) all cash and non-cash dividends paid, declared, accrued or accumulated on any series of Disqualified Equity Interests (as defined in the Second Lien Notes Indenture in effect on the date hereof) or any Preferred Stock (as defined in the Second Lien Notes Indenture in effect on the date hereof) of Borrowers (other than any such Disqualified Equity Interests or any Preferred Stock held by Borrowers or to the extent paid in Qualified Equity Interests (as defined in the Second Lien Notes Indenture in effect on the date hereof)), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of Borrowers, expressed as a decimal,
(8)    all interest payable with respect to discontinued operations, and
(9)    all interest on any Indebtedness of any other Person guaranteed by any Borrower; provided, that to the extent directly related to the issuance of the Notes, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded. Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) involving interest rate swap and collar agreements, but excluding unrealized gains and losses with respect to Hedging Obligations.
Contingent Obligation, as applied to any Person, shall mean any direct or indirect liability of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person, if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
Controlled Group shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.
CV Finance means CV Finance, Inc., a corporation organized and existing under the laws of the Province of Alberta.
Default shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default if not cured prior to the expiration of any applicable grace period.

Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day after the date required to be funded by it hereunder (including by settlement pursuant to Section 2.7), (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day after the date when due, (c) has (i) been deemed, or has a direct or indirect parent company that has been deemed, insolvent or become the subject of a bankruptcy or insolvency proceeding or (ii) a direct or indirect parent company that has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (d) has notified Borrowers, Administrative Agent, any L/C Issuer or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit or (e) has failed to confirm within three Business Days after a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swing Line Loans. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7.4) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
Deposit Accounts shall have the meaning ascribed to such term in the UCC.
Documents shall have the meaning ascribed to such term in the UCC.
Documents of Title shall have the meaning ascribed to such term in the PPSA, as applicable.
Domestic Borrowers shall mean all Borrowers organized under the laws of the United States.
Electronic Chattel Paper shall have the meaning ascribed to such term in the UCC.
Eligible Account shall mean an Account owing to any Borrower which is acceptable to Administrative Agent in its reasonable discretion determined in good faith for lending purposes. Without limiting Administrative Agent’s discretion, Administrative Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:
(i)    it is genuine and in all respects what it purports to be;
(ii)    it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent or assign it to Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens that do not have priority over the Administrative Agent’s liens granted hereunder;
(iii)    it arises from (A) the performance of services by a Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any),and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Administrative Agent (at Administrative Agent’s request) shipping and delivery receipts evidencing delivery of such Goods;
(iv)    it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within forty-five (45) days after the date of the invoice and does not remain unpaid ninety (90) days past the date of the invoice date thereof; provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of Accounts owing by a particular Account Debtor are deemed ineligible as a result of the failure of the Account Debtor to pay such Account upon the earlier of the dates set forth above, then all Accounts owing by that Account Debtor shall be deemed ineligible;
(v)    it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account (i) to the extent of (a) any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor or (b) discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business, or (ii) if such Account Debtor has made a claim denying liability thereunder in whole or, to the extent of such claim if an Account Debtor has made a claim denying liability thereunder in part;
(vi)    it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;
(vii)    the Account Debtor thereunder is not a director, officer, employee or agent of any Borrower, or a Subsidiary, Parent or Affiliate (other than Absaloka in its capacity as an Account Debtor to Westmoreland Resources);
(viii)    it is not an Account with respect to which the Account Debtor is the United States of America or any governmental authority of Canada, as applicable, or any state, provincial or local government, or any department, agency or instrumentality thereof, unless the relevant Borrower assigns its right to payment of such Account to Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable province, state or local law, as applicable;
(ix)    it is not an Account with respect to which the Account Debtor is located in a jurisdiction which requires the relevant Borrower, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (A) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (B) file a notice of business activities report or similar report with such jurisdiction’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be taken by such Borrower at its election prior to commencing any such action, without prejudice to such action; or (z) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such jurisdiction’s laws;
(x)    the Account Debtor is located within the United States of America or Canada;
(xi)    it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;
(xii)    it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;
(xiii)    it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrowers, exceeds twenty percent (20%) of all Accounts of Borrowers or a credit limit determined by Lender in its sole discretion determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Administrative Agent shall give Borrowers written notice of any such credit limit; and
(xiv)    it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Administrative Agent in its reasonable discretion determined in good faith.
Eligible Inventory shall mean Inventory of Borrowers which is acceptable to Administrative Agent in its reasonable discretion determined in good faith for lending purposes. Without limiting Administrative Agent’s discretion, Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:
(i)    it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens that do not have priority over the Administrative Agent’s liens granted hereunder;
(ii)    it is located on one of the premises listed on Schedule 11.2 (or other locations of which Administrative Agent has been advised in writing pursuant to Section 12.2.1 hereof), such locations are within the United States or Canada and is not in transit (provided, however, that it is understood and agreed that to the extent any Inventory of the Borrower is located at the Genesee Mine it shall not qualify as Eligible Inventory hereunder);

(iii)    if held for sale or lease or furnishing, it is (except as Administrative Agent may otherwise consent in writing) free from defects which would, in Administrative Agent’s sole determination determined in good faith, negatively affect its market value in any material respect;
(iv)    it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Administrative Agent has given its prior written approval and Borrowers have caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Administrative Agent, in form and substance acceptable to Administrative Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Administrative Agent shall require;
(v)    it is produced in compliance with the Fair Labor Standards Act and is not subject to the “hot goods” provisions contained in 29 USC 215(a)(i), and otherwise complies in all material respects with all standards imposed by any applicable governmental entity having authority over the disposition, manufacture or use of that Inventory;
(vi)    Administrative Agent has determined in good faith, in accordance with Administrative Agent’s customary business practices and in its reasonable discretion, that it is not unacceptable due to age, type, category or quantity; and
(vii)    it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement.
Eligible Parts Inventory shall mean Inventory comprised of parts held for sale in the ordinary course of business that are utilized in the mining industry and which otherwise meet all of the requirements for Eligible Inventory.
Environmental Laws shall mean all federal, state, provincial, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers’ business or facilities owned or operated by Borrowers, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
Equipment shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.
ERISA Event shall mean, as to the Borrowers and each other member of the Controlled Group, respectively, any event or condition that causes or that is likely to result in: (a) the Borrowers or any Controlled Group member having any liability or obligation (whether contingent or otherwise) under Title IV of ERISA; or (b) the imposition of a Lien under ERISA or the Internal Revenue Code upon any property of the Borrowers or any member of the Controlled Group.
Event of Default shall have the meaning specified in Section 15 hereof.
Excess Availability shall mean, as of any date of determination by Lender, the lesser of (i) the Revolving Loan Commitment less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date.
Excluded Deposit Accounts shall mean (a) payroll, withholding tax and other accounts for which the funds on deposit therein pertain to Liens permitted under clause (x) of the definition of “Permitted Liens” below (provided that no Borrower may maintain funds in any such account in excess of amounts which are actually accrued (or in the case of fiduciary accounts, otherwise required to be maintained therein) to its employees or the relevant governmental authority or other beneficiary of such account) and (b) other deposit accounts (the “Other Excluded Deposit Accounts”) so long as the following conditions are satisfied: (1) all deposits into and balances maintained in the Other Excluded Deposit Accounts shall be in the ordinary course of business and (2) to the extent the aggregate balances in all Other Excluded Deposit Accounts at any time exceed $100,000 for a period of longer than three Business Days, the relevant Borrower shall either (a) cause such amounts in excess of $100,000 to be transferred promptly (but in no event later than seven Business Days) to the Lockbox Account or (b) cause one or more Other Excluded Deposit Accounts to become subject to a deposit account control agreement so that, after giving effect to the actions in clauses (a) and/or (b) the aggregate balance on deposit in all Other Excluded Deposit Accounts shall not at any time exceed $100,000 in the aggregate for a period longer than ten Business Days.
Excluded Swap Obligation means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
Excluded Taxes shall mean taxes based upon, or measured by, a Lender’s or Administrative Agent’s (or a branch of a Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which a Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which a Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and note materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
Fiscal Year shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31 of each year.
Fixtures shall have the meaning ascribed to such term in the UCC.
FRB shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
GAAP shall mean generally accepted accounting principles set forth from time to time in (i) the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and (ii) statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination, subject to the provisions of Section 14.3 of this Agreement.
General Intangibles shall have the meaning ascribed to such term in the UCC.
Genesee Mine means the coal mining operations located in Warburg, Alberta
Goods shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Group shall have the meaning set forth in Section 2.3.1.
Hazardous Materials shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag and solvents that are regulated under any Environmental Law and/or any other similar substances, materials, or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).
Hedging Agreement shall mean any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.
Hedging Obligation shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under pay Hedging Agreement.
Indebtedness of any Person, shall mean, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by a bond, debenture, note or similar instrument; (c) all indebtedness of others guaranteed by such Person; (d) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (e) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money; (f) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, other than a trade account payable that arises in the ordinary course of business; (g) ”earnouts” and similar payment obligations of such Person (other than obligations payable in such Person’s common stock or common stock equivalents), (h) all obligations of such Person with respect to any hedge agreement or any swap contracts; (i) all indebtedness of such Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (j) surety and appeal bonds, performance bonds, payment bonds and other similar obligations.
Indemnified Liabilities shall have the meaning set forth in Section 19.4.
Instruments shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Intangibles shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Representative pursuant to Section 2.3.2 or 2.3.3, as the case may be; provided that:
(a)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)    any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date.
Inventory shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Investment Property shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
ITA means the Income Tax Act (Canada) and the regulations thereunder, as the same may be amended from time to time, in effect.
L/C Application shall mean with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of Letter of Credit requested.
L/C Issuer shall mean (i) with respect to all Letters of Credit denominated in US Dollars, Administrative Agent, in its capacity as the issuer of Letters of Credit denominated in US Dollars hereunder, any Affiliate of Administrative Agent that may issue Letters of Credit denominated in US Dollars hereunder, or any other financial institution that Administrative Agent may cause to issue Letters of Credit denominated in US Dollars hereunder, and each of their successors and assigns, and (ii) with respect to all Letters of Credit denominated in Canadian Dollars, Administrative Agent or Canadian Bank, in its capacity as the issuer of Letters of Credit denominated in Canadian Dollars hereunder, any Affiliate of Administrative Agent or Canadian Bank that may issue Letters of Credit denominated in Canadian Dollars hereunder, or any other financial institution that Administrative Agent or Canadian Bank may cause to issue Letters of Credit denominated in Canadian Dollars hereunder, and each of their successors and assigns.
Lender shall have the meaning set forth in the preamble of this Agreement. References to the “Lenders” shall include the L/C Issuer(s); for purposes of clarification only, to the extent that PrivateBank (or any successor L/C Issuer) may have any rights or obligations in addition to those of the other Lenders due to its status as L/C Issuer, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
Lender Party shall have the meaning set forth in Section 19.4 hereof.
Letter of Credit shall mean any letter of credit issued on behalf of any Borrower in accordance with this Agreement.

Letter of Credit Agreement shall mean, at any time, with respect to the issuance of Letters of Credit, a letter of credit agreement or reimbursement agreement in the form being used by the L/C Issuer at such time.
Letter of Credit Obligations shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder. Notwithstanding the foregoing, all Letters of Credit issued hereunder denominated in Canadian Dollars shall be converted to the US Dollar Equivalent for purposes of determining the aggregate amount of Letter of Credit Obligations hereunder.
Letter-of-Credit Right shall have the meaning ascribed to such term in the UCC.
Leverage Ratio shall mean the ratio of the total funded Indebtedness of the Borrowers to Consolidated EBITDA determined for the prior four fiscal quarters.
LIBOR Loans shall mean the Loans bearing interest with reference to the LIBOR Rate.
LIBOR Office shall mean with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of Lender may be, at the option of such Lender, either a domestic or foreign office.
LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Administrative Agent in its sole and absolute discretion. Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.
Loan Documents shall mean all agreements, instruments and documents, including, without limitation, this Agreement, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Bank Product Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower or any other Person and delivered to Administrative Agent or to any parent, Affiliate or Subsidiary of Administrative Agent or any Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.
Loan Party shall mean Borrower and each other person who is or shall become primarily or secondarily liable for any of the Obligations.

Loans shall mean all loans and advances made by Administrative Agent and Lenders to or on behalf of any Borrower hereunder.
Lockbox and Lockbox Account shall have the meanings specified Section 8.1 hereof.
Material Adverse Effect shall mean, in each case as determined by Administrative Agent in its sole discretion, determined in good faith (i) a material adverse change in, or a material adverse effect on the business, property, assets, financial condition or results of operations of the Borrowers, taken as a whole, (ii) a material impairment of the ability of any Borrower to perform any of its obligations (other than its payment obligations) under this Agreement and the other Loan Documents, (iii) a material impairment of the ability of the Borrowers, taken as a whole, to make any payment required under this Agreement and the other Loan Documents, (iv) a material adverse effect upon any Collateral or its value, or (iv) a material impairment of the enforceability or priority of Lender’s liens upon the Collateral with a value in excess of $500,000 in the aggregate or the legality, validity, binding effect or enforceability of this Agreement and the other Loan Documents.
Maturity Date shall mean April 30, 2017.
Maximum Available Amount shall have the meaning set forth in Section 2.1 hereof.
Maximum Loan Amount shall mean Sixty Million and No/100 Dollars ($60,000,000), unless otherwise increased in accordance with the terms of Section 2.10 herein.
Net Consolidated Asset Reclamation Accretion Expense for any period means the accretion expense associated with asset reclamation obligations of Borrowers for such period, less the amount of all reimbursements from customers associated with such asset reclamation obligations, determined on a consolidated basis in accordance with GAAP.
Non-Consenting Lender shall have the meaning set forth in Section 20.1 hereof.
Non-U.S. Participant shall have the meaning set forth in Section 4.4(d) hereof.
Note shall have the meaning set forth in Section 2.5 hereof.
Notice of Borrowing shall have the meaning set forth in Section 2.3.2(a).
Notice of Conversion/Continuation shall have the meaning set forth in Section 2.3.3(b) hereof.
Obligations shall mean any and all obligations, liabilities and indebtedness of each Loan Party to Administrative Agent and each Lender or to any Affiliate of a Lender of any and every kind and nature pursuant to any Loan Document, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Bank Product Obligations), whether several, joint or joint and several; provided, however, that the Obligations shall not include Excluded Swap Obligations.

OFAC shall have the meaning set forth in Section 12.11 hereof.
Original Maturity Date shall mean the Maturity Date in effect as of the date hereof.
Overadvance shall have the meaning set forth in Section 2.1.1 hereof.
Paid in Full means (a) the payment in full (other than contingent indemnification obligations which are not yet due and payable) in cash and performance of all Obligations, (b) the termination of the Revolving Loan Commitment and (c) either (i) the cancellation and return to Lender of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with this Agreement.
Parent shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of any Borrower and, if a Borrower is a partnership, the general partner of such Borrower.
Participant shall have the meaning set forth in Section 19.1.2 hereof.
PBGC shall have the meaning specified in Section 12.2.5 hereof.
Permitted Acquisition means any Acquisition by any Borrower or any domestic wholly-owned Subsidiary of Westmoreland Parent pursuant to which:
(a)    the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Borrowers on the Closing Date;
(b)    immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
(c)    immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Section 14 herein;
(d)    in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition to the extent required by such Person’s governing documents;
(e)    reasonably prior to such Acquisition, Administrative Agent shall have received complete substantially final forms of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;
(f)    not less than ten (10) Business Days prior to such Acquisition, Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition;
(g)    the Borrowers shall have Revolving Loan Availability plus cash on deposit with Administrative Agent subject to a first priority security interest in favor of Administrative Agent of at least $20,000,000 after giving effect to such Acquisition;
(h)    the Borrowers have a pro-forma Leverage Ratio of no more than 4.0:1.0 as of the last day of the fiscal quarter most recently ended after giving effect to such Acquisition;
(i)    opinions of counsel for the Borrowers and (if delivered to the Borrower) the selling party in favor of Administrative Agent have been delivered;
(j)    consents have been obtained in favor of Administrative Agent to the collateral assignment of rights and indemnities under the related acquisition documents (unless such assignment is permitted in accordance with the terms of the underlying acquisition documents);
(k) the provisions of Section 12.12 have been satisfied at the time of the consummation of such Acquisition (unless otherwise agreed to by Administrative Agent in its sole discretion);
(l) simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Borrower (if such Acquisition is structured as a purchase of assets or a merger and a Borrower is the surviving entity) executes and delivers to Administrative Agent (i) such documents necessary to grant to Administrative Agent a first priority Lien on substantially all of the assets of such target company or surviving company in accordance with Section 5.1, and of their respective Subsidiaries, each in form and substance satisfactory to Administrative Agent and (ii) an unlimited Guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and
(m)    if the Acquisition is structured as a merger, a Borrower is the surviving entity.
Permitted Investments shall mean (i) Cash Equivalents; (ii) corporate-issued securities, including medium term notes and corporate bonds; (iii) receivables owing to any Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower deems reasonable under the circumstances; (iv) ordinary course trade credit and advances to customers; (v) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business in an amount not to exceed $500,000 in the aggregate at any time; (vi) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) prepaid expenses, surety, reclamation and performance bonds and lease, tax, utilities, workers’ compensation, performance and similar deposits made in the ordinary course of business; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Borrower or in satisfaction of judgments; (ix) Permitted Acquisitions; and (x) investments by a Borrower in equity of one or more other Borrowers.
Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen, repairmen or suppliers and other liens imposed by law incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves; (ii) liens or security interests in favor of Administrative Agent; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and with respect to which the relevant Borrower is in compliance with clauses (i) and (iii) of Section 12.8 hereof; (iv) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (v) liens in connection with purchase money indebtedness and Capital Leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which are the subject of such Capital Leases; (vi) liens set forth on Schedule 1; (vii) liens specifically permitted by Administrative Agent in writing; (viii) involuntary liens securing amounts less than $1,000,000 and which are released or for which a bond acceptable to Administrative Agent in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation, (x) pledges incurred, deposits made or bonds given in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, reclamation, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other ordinary course obligations (exclusive of obligations for the payment of borrowed money), (xi) liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such liens do not secure any obligation for borrowed money; (xii) liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such liens do not secure any obligation for borrowed money; (xiii) subordinate liens in favor of the Second Lien Note Trustee and Second Lien Notes Holders securing the Second Lien Debt so long as such liens are at all times subject to the Second Lien Notes Intercreditor Agreement; and (xiv) subordinate liens on the assets of any Borrower in favor of another Borrower securing indebtedness from one or more Borrowers to one or more other Borrowers, as long as the indebtedness secured by such lien is subject to a subordination agreement or contains subordination provisions in the instrument representing such indebtedness in form and substance acceptable to Administrative Agent.

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, provincial, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.
Plan shall have the meaning specified in Section 12.2.5 hereof.
PM Finance means PM Finance, Inc., a corporation organized and existing under the laws of the Province of Alberta.
PPSA shall mean the Personal Property Security Act as in effect in the Provinces of Ontario, Alberta and Saskatchewan, as applicable.
Pre-Settlement Determination Date shall have the meaning set forth in Section 2.8 hereof.
Prime Rate shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent), which is not intended to be Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
PrivateBank shall have the meaning set forth in the preamble hereof.
Pro Rata Share shall mean:
(a)    with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the L/C Issuer(s), and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Total Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment, by (ii) the Total Revolving Loan Commitment and (y) from and after the time the Total Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Loans (after settlement and repayment of all Swing Line Loans and Agent Advances by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Loans;
(b)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment by (ii) the Total Revolving Loan Commitment; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Loans (after settlement and repayment of all Swing Line Loans and Agent Advances by the Lenders) by (B) the principal amount of all outstanding Revolving Outstandings.

Notwithstanding the foregoing, for all Letters of Credit denominated in Canadian Dollars, such Letters of Credit will be converted into the US Dollar Equivalent for purposes of determining a Lender’s Pro Rata Share of such Letter of Credit as of any date of determination.
Proceeds shall have the meaning ascribed to such term in the UCC or the equivalent thereof under the PPSA, as applicable.
Register shall have the meaning set forth in Section 19.2 hereof.
Regulation D shall mean Regulation D of the FRB.
Regulation U shall mean Regulation U of the FRB.
Related Transactions shall mean the acquisition of all of the issued and outstanding securities of each of WPR, PMRL and CVRI by Westmoreland Canada in accordance with the terms of the Arrangement Agreement.
Related Transactions Documents shall mean the Arrangement Agreement and the documents, instruments and agreements executed in connection therewith set forth on Schedule 11.25 hereto.
Remote Scanning shall have the meaning set forth in Section 8.1 hereof.
Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
Representative shall have the meaning set forth in Section 20.13 hereof.
Required Lenders shall mean, at any time, Lenders whose Pro Rata Share exceeds 66-2/3% as determined pursuant to clause (b) of the definition of Pro Rata Share provided, that the Pro Rata Share held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Restricted Subsidiaries shall have the meaning set forth in Section 11.24 hereof.
Revolving Loan Availability shall mean the sum of the following sublimits: (i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts, plus (ii) the lower of (x) twenty-five percent (25%) of the lower of cost or market value of Borrowers’ Eligible Inventory comprised solely of Eligible Parts Inventory and (y) Three Million Dollars ($3,000,000), plus (iii) the lower of (x) fifty percent (50%) of the lower of cost or market value of Borrowers’ Eligible Inventory comprised solely of raw materials and finished goods Inventory and (y) Ten Million Dollars ($10,000,000); minus (iv) such other reserves as Administrative Agent elects, in its sole discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations, Hedging Obligations, Canadian Priority Claims and reclamation claims relating to the mining activities of the Borrowers. Notwithstanding the foregoing, the aggregate amount of Revolving Loan Availability comprised of Eligible Inventory and Eligible Parts Inventory set forth in subsections (ii) and (iii) above and raw materials and finished goods Inventory shall not exceed Ten Million Dollars ($10,000,000) at any time.
Revolving Loan Commitment of any Lender shall mean the amount set forth next to such Lender’s name on Annex 1, except as such amount may be increased in accordance with Section 2.10 hereof or, during the existence of an Event of Default, be decreased by the Required Lenders in their sole discretion.
Revolving Loans shall have the meaning specified in Section 2.1 hereof.
Second Lien Notes shall mean the notes issued pursuant to the terms of the Second Lien Notes Indenture.
Second Lien Notes Documents shall mean, collectively, the Second Lien Notes Indenture, the Second Lien Notes and all other agreements, documents or instruments related thereto.
Second Lien Notes Facility shall mean the senior notes facility obtained by the Borrowers pursuant to the terms of the Second Lien Notes Indenture, in an aggregate principal amount not to exceed $700,000,000.
Second Lien Notes Guarantees shall mean the Guarantee by each of Westmoreland Energy, Westmoreland NC, WEI, Westmoreland Roanoke, Westmoreland Resources, WRI, Coal Sales, Westmoreland Power, WCC, Kemmerer and the Sherritt Parties of Westmoreland Parent’s and Westmoreland Partners’ obligations under the Second Lien Notes Indenture and the Second Lien Notes executed pursuant to the provisions of the Second Lien Notes Indenture.
Second Lien Notes Holders shall mean the holders of the Second Lien Notes.
Second Lien Notes Indenture shall mean the Indenture dated as of February 4, 2011, among Westmoreland Parent, Westmoreland Partners and the Second Lien Notes Trustee, as supplemented and amended by the First Supplemental Indenture dated as of January 31, 2012 among Westmoreland Parent, Westmoreland Partners, the other Subsidiaries of Westmoreland Parent party thereto as guarantors, and the Second Lien Notes Trustee, as amended by that certain Supplemental Indenture dated as of January 31, 2012, that certain Second Supplemental Indenture dated as of February 3, 2014 and that certain Third Supplemental Indenture dated as of April 28, 2014 and that certain Fourth Supplemental Indenture dated as of April 28, 2014.
Second Lien Notes Intercreditor Agreement shall mean that certain Amended and Restated Intercreditor Agreement of even date herewith among Second Lien Notes Trustee, Administrative Agent and the Borrowers.
Second Lien Notes Obligations means all obligations and liabilities of the Borrowers under the Second Lien Notes Facility.

Second Lien Notes Trustee means Wells Fargo Bank, National Association in its capacity as trustee for the Second Lien Notes Holders under the Second Lien Notes Indenture, and its permitted successors and assigns in such capacity.
Securities Account shall have the meaning set forth in the UCC or the equivalent thereof under the PPSA, as applicable.
Settlement Date shall have the meaning set forth in Section 2.8 hereof.
Sherritt shall mean Sherritt International Corporation, a corporation organized under the laws of the Province of Ontario.
Sherritt Parties shall mean Westmoreland Canada, WPR, PMRL, CVRI, PCL, Willowvan, PRC and certain other Restricted Subsidiaries.
Subordinated Debt shall mean (i) the Second Lien Notes and (ii) all other indebtedness for borrowed money and any other claims or obligations arising under, evidenced by or related to indebtedness which is subject to a subordination agreement in form and substance acceptable to Lender.
Subsidiary shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.
Supporting Obligations shall have the meaning set forth in the UCC.
Swap Obligation means any Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.
Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) the amount by which the lesser of (x) Revolving Loan Availability and (y) the Total Revolving Loan Commitment exceeds the sum of the outstanding Revolving Loans and Letter of Credit Obligations.
Swing Line Commitment Amount means $5,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.
Swing Line Lender means PrivateBank.
Swing Line Loan is defined in Section 2.2.
Tangible Chattel Paper shall have the meaning ascribed to such term in the UCC.

Target means each of WPR, CVRI and each of their direct and indirect subsidiaries.
Taxes shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding the Excluded Taxes.
Termination Event means, with respect to a Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate the Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.
Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Plans, determined as of the then most recent valuation date for each Plan, using PBGC actuarial assumptions for single employer plan terminations.
Total Revolving Loan Commitment shall mean an amount equal to Sixty Million and No/100 Dollars ($60,000,000.00), except as such amount may be increased in accordance with Section 2.10 herein or, following the occurrence of an Event of Default, decreased by Required Lenders in their sole discretion.
UCC shall mean the Uniform Commercial Code as in effect in the State of Illinois.
Unfunded Liability shall mean the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Plan, using PBGC actuarial assumptions for single employer plan terminations.
USA Patriot Act shall have the meaning set forth in Section 19.3 hereof.
US Borrowers means each Borrower organized under the laws of the United States, any State of the United States or the District of Columbia.
US Dollar Equivalent means, with respect to any amount denominated in US Dollars, such amount of US Dollars, and with respect to any amount denominated in a currency other than US Dollars, the amount of US Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as displayed in the Bloomberg Financial Markets system, or if the Bloomberg Financial Markets system is not available, as the US Dollar Equivalent is otherwise determined by Canadian Bank in its reasonable discretion, on the applicable date.
“US Dollars” or “$” means lawful currency of the United States of America.

WEC means Westmoreland Escrow Corporation, a Delaware corporation.
Westmoreland Power shall mean Westmoreland Power, Inc., a Delaware corporation.
Westmoreland Risk Management shall mean Westmoreland Risk Management, Ltd., a Montana corporation and wholly owned Subsidiary of Westmoreland Parent.
1.2    Currency Translations. Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement shall all be calculated in US Dollars and any amount in any currency other than US Dollars shall be deemed to refer to the US Dollar Equivalent thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in US Dollars or the US Dollar Equivalent thereof, as the case may be.
1.3    Quebec Law Matters. For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
SECTION 2
LOANS
2.1    Revolving Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date, each Lender shall, absent the occurrence and continuance of an Event of Default, make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) in an amount up to its Revolving Loan Commitment upon request of the Representative; provided that the aggregate unpaid principal balance of the Revolving Loans plus the amount of any Swing Line Loans outstanding at such time shall not at any time exceed the lesser of (i) the Revolving Loan Availability minus the Letter of Credit Obligations and (ii) the Total Revolving Loan Commitment minus the Letter of Credit Obligations (the “Maximum Available Amount”). In addition to the foregoing, no more than (i) Thirty Million Dollars ($30,000,000) of the Revolving Loan Commitment (consisting of Revolving Loans, Swing Line Loans and Letter of Credit Obligations) may be advanced to the US Borrowers for domestic operations and (ii) Thirty Million Dollars ($30,000,000) of the Revolving Loan Commitment (consisting of Revolving Loans, Swing Line Loans and Letter of Credit Obligations) may be advanced to the Canadian Borrowers for Canadian operations; provided, however, that so long as no Event of Default has occurred and is continuing, the Borrowers may make a one-time election upon at least five (5) Business Days’ notice to Administrative Agent, to reallocate up to Ten Million Dollars ($10,000,000) of the Revolving Loan Commitment allocation set forth above to either the Canadian Borrowers or the US Borrowers, as applicable.
2.1.1    Repayments of Overadvances; Overadvances. The aggregate unpaid principal balance of the Revolving Loans plus the amount of Swing Line Loans outstanding at any such time shall not at any time exceed the lesser of (i) Revolving Loan Availability minus the Letter of Credit Obligations and (ii) the Total Revolving Loan Commitment minus the Letter of Credit Obligations. If at any time the principal amount of the outstanding Revolving Loans exceeds either the Revolving Loan Availability or the Total Revolving Loan Commitment, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Availability, Borrowers shall immediately, and without the necessity of demand by Administrative Agent, pay to Administrative Agent such amount as may be necessary to eliminate such excess and Administrative Agent shall apply such payment to the Revolving Loans to eliminate such excess; provided that Administrative Agent may, in its sole discretion, permit such excess (the “Overadvance”) to remain outstanding and continue to cause Revolving Loans to be advanced to Borrowers (including by the Swing Line Lender) without the consent of any Lender for a period of up to thirty (30) calendar days, so long as (i) the amount of the Overadvances does not exceed at any time Five Million Dollars ($5,000,000), (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Total Revolving Loan Commitment, and (iii) Administrative Agent has not been notified by Required Lenders to cease making such Revolving Loans. If any Overadvance is not repaid in full within thirty (30) days after the initial occurrence of such Overadvance, no future advances may be made to Borrower without the consent of all Lenders until the Overadvance is repaid in full.
2.1.2    Agent Advances. Subject to the limitations set forth in this subsection, Administrative Agent is hereby authorized by Borrowers and Lenders, from time to time in Administrative Agent’s sole discretion (and subject to the terms of this paragraph, the making of each Agent Advance shall be deemed to be a request by Borrowers and the Lenders to make such Agent Advance), (i) after the occurrence of an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 17.2 hereof have not been satisfied (including without limitation the conditions precedent that the aggregate principal amount of all outstanding Revolving Loans and Letter of Credit Obligations do not exceed the Revolving Loan Availability), to make Revolving Loans to Borrowers on behalf of Lenders which Administrative Agent, in its sole discretion, determined in good faith deems necessary or desirable (A) to preserve or protect the business conducted by any Loan Party, the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any amount chargeable to any Borrower pursuant to the terms of this Agreement or the other Loan Documents (any of the advances described in this subsection being hereafter referred to as “Agent Advances”); provided, that (x) the outstanding amount of Agent Advances does not exceed at any time Five Million Dollars ($5,000,000), (y) the aggregate outstanding principal balance of the Revolving Loans and Letter of Credit Obligations does not exceed the Total Revolving Loan Commitment, and (z) Administrative Agent has not been notified by Required Lenders to cease making such Agent Advances. For all purposes in this Agreement, Agent Advances shall be treated as Revolving Loans and shall constitute Base Rate Loans. Agent Advances shall be repaid on demand by Administrative Agent.
2.2    Swing Line Facility.
(a)Administrative Agent shall notify the Swing Line Lender upon Administrative Agent’s receipt of any Notice of Borrowing requesting a Swing Line Loan. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Maturity Date, advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Loans, participation interests in Letters of Credit and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Loan Commitment. The provisions of this Section 2.2 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Maturity Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.2. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrowers to Administrative Agent in accordance with Section 2.3.2. Any such notice must be given no later than 11:00 A.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 17.2, be entitled to fund that Swing Line Loan, and to have Lenders settle in accordance with Section 2.8(a) or purchase participating interests in accordance with Section 2.8(b). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by Administrative Agent.
(b)The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Maturity Date if not sooner paid in full.

2.3    Loan Procedures.
2.3.1    Various Types of Loans. Each Revolving Loan shall be either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.3.2 or 2.3.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups.” Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than four different Groups of LIBOR Loans shall be outstanding at any one time.
2.3.2    Borrowing Procedures.
(a)The Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Administrative Agent of each proposed Base Rate or LIBOR borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing, in the case of a LIBOR borrowing, the initial Interest Period therefor, the amount of the proceeds of such borrowing that are to be utilized for the domestic operations of the US Borrowers and for the Canadian operations of the Canadian Borrowers and, for purposes of all borrowings which are to be utilized by the Canadian Borrowers, whether the proceeds of such Revolving Loan will be funded to the Canadian Operating Account or to the Canadian Domestic Operating Account. Each borrowing shall be on a Business Day. Each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $1,000,000.
(b)Borrowers hereby authorize Administrative Agent in its sole discretion, to advance Revolving Loans as Base Rate Loans to pay any Obligations (whether principal, interest, fees or other charges when due), and any such Obligations becoming due shall be deemed a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of any Borrower maintained with Administrative Agent or any of its Affiliates.
2.3.3    Conversion and Continuation Procedures. (a) Subject to Section 2.3.1, the Representative may, upon irrevocable written notice to Administrative Agent in accordance with clause (b) below:
(i)elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 and a higher integral multiple of $1,000,000) into Loans of the other type; or
(ii)elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;
provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $1,000,000.
(b)The Representative shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit C or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
(i)the proposed date of conversion or continuation;
(ii)the aggregate amount of Loans to be converted or continued;
(iii)the type of Loans resulting from the proposed conversion or continuation; and
(iv)in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
(c)If upon the expiration of any Interest Period applicable to LIBOR Loans, Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 4.2.4.
2.4    Repayments. The Revolving Loans and all other Obligations shall be repaid on the Maturity Date.
2.4.1    Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrowers to Administrative Agent in immediately available funds in US Dollars at the office specified by Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Subject to Section 2.7 and Section 2.8 hereof, Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 4.2.1 shall be made by Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense.

2.4.2    Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, payments matching specific scheduled payments then due shall be applied to those scheduled payments. After the occurrence and during the continuance of a Default or an Event of Default, all amounts collected or received by Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as Administrative Agent shall determine in its discretion or, in the absence of a specific determination by Administrative Agent in the order set forth in Section 16.2. Concurrently with each remittance to any Lender of its share of any such payment, Administrative Agent shall advise such Lender as to the application of such payment.
2.4.3    Setoff. With respect to all amounts owing by the Borrowers and each other Loan Party, each Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers and each other Loan Party then or thereafter with Administrative Agent or such Lender. The exercise of the right to setoff shall be subject to the provisions of Section 18.12.
2.4.4    Proration of Payments. Except as provided in Section 2.7, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 4.2 or 19.1 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of the other Lenders; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
2.5    Notes. The Loans shall, in each Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to such Lender (each a “Note” and collectively, the “Notes”). However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Administrative Agent.
2.6    Recordkeeping. Administrative Agent shall record in its records the date and amount of each Loan made by Administrative Agent, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.7    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
2.7.1    fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 4.3.2 and the Borrower shall not be required to pay any such fees to such Defaulting Lender;
2.7.2    if any Swing Line Loans, Agent Advances or Letters of Credit are outstanding at the time that a Lender becomes a Defaulting Lender then:
(a)all or any part of the Defaulting Lender’s obligation to participate in Swing Line Loans, Agent Advances and participate in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares as determined pursuant to clause (a) of the definition of “Pro Rata Share” but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Loans and participations in Letter of Credit Obligation plus such Defaulting Lender’s obligation to participate in Swing Line Loans, Agent Advances and participate in Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 17.2 are satisfied at such time; and
(b)if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by Administrative Agent (x) first, prepay such Defaulting Lender’s outstanding obligation to participate in Swing Line Loans and Agent Advances and (y) second, Cash Collateralize such Defaulting Lender’s obligation to participate in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 3.4 for so long as such obligation to participate in Letters of Credit is outstanding;
(c)if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s obligation to participate in Letters of Credit pursuant to Section 3.4, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.1 with respect to such Defaulting Lender’s obligation to participate in Letters of Credit during the period such Defaulting Lender’s obligation to participate in Letters of Credit is Cash Collateralized;
(d)if the obligation to participate in Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to this Section 2.7.2, then the fees payable to the Lenders pursuant to Section 4.3 and shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares (as determined pursuant to clause (a) of the definition of “Pro Rata Share”); or
(e)if any Defaulting Lender’s obligation to participate in Letters of Credit is neither Cash Collateralized nor reallocated pursuant to Section 2.7.2, then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, all letter of credit fees payable under Section 3.1 with respect to such Defaulting Lender’s obligation to participate in Letters of Credit shall be payable to the applicable L/C Issuer until such obligation to participate in Letters of Credit is cash collateralized and/or reallocated; and

2.7.3    so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no L/C Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.4, and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.7.2(a) (and Defaulting Lenders shall not participate therein).
2.7.4    If Administrative Agent, Borrowers, the applicable L/C Issuer(s) and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations to participate in Swing Line Loans, Agent Advances and the obligations to participate in Letters of Credit of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share (as determined pursuant to clause (a) of the definition of “Pro Rata Share”).
2.7.5    Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.8 or Section 2.4.4 but excluding Section 4.2.7(b) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer(s) or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or Cash Collateralization of any participating interest in any Swing Line Loan or Agent Advance, any amounts which may be due pursuant to Section 2.8 or any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and the Borrowers, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of draws under Letters of Credit with respect to which the L/C Issuer has funded its participation obligations and (y) made at a time when the conditions set forth in Section 17.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Revolving Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

2.7.6    No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 20.1), provided that (a) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (b) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in any materially adverse manner relative to other affected Lenders shall require the consent of such Defaulting Lender.
2.8    Settlements.
(a)On a weekly basis (or more frequently if requested by Administrative Agent or Swing Line Lender), and on the last Business Day of each calendar quarter (each, a “Settlement Date”), Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans and Swing Line Loans as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Swing Line Loan or Agent Advance), in each case in US Dollars or the US Dollar Equivalent thereof. If such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the aggregate of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the aggregate of the Revolving Loans, Swing Line Loans and Agent Advances as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Borrowers shall be deemed to have requested a Revolving Loan and such Lender shall, on the Settlement Date make a Revolving Loan, transfer, by wire transfer the net amount due to Administrative Agent or Swing Line Lender, as applicable in accordance with Administrative Agent’s instructions to repay the Swing Line Loan or Agent Advances. In addition to the foregoing, for purposes of all Letters of Credit denominated in Canadian Dollars, Canadian Bank shall to provide Administrative Agent with the prevailing exchange rate for the conversion of Canadian Dollars into US Dollars on Thursday of each calendar week and on the last Business Day of each calendar quarter effective as of such Business Day as displayed in the Bloomberg Financial Markets system, or if the Bloomberg Financial Markets system is not available, as the US Dollar Equivalent is otherwise determined by Canadian Bank in its reasonable discretion.
(b)If, prior to settling pursuant to clause (a) above, one of the events described in Section 15.6 or 15.7 has occurred, then each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrowers to settle outstanding Swing Line Loans or Agent Advances, purchase from the Swing Line Lender or Administrative Agent, as applicable, an undivided participation interest in the Swing Line Loan or Agent Advance in an amount equal to its Pro Rata Share of such Swing Line Loan or Agent Advance. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(c)Each Lender’s obligation to make Revolving Loans in accordance with Section 2.8(a) and to purchase participation interests in accordance with Section 2.8(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender or Administrative Agent, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.1 or 2.8(b), as the case may be, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.
2.9    Commitments Several. The failure of any Lender to make a requested loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
2.10    Incremental Facility.
2.10.1    The Representative will be entitled at any time and from time to time no later than 180 days prior to the Maturity Date to deliver to Administrative Agent a request (an “Increase Request”) to increase the Revolving Loan Commitment (each, a “Facility Increase”), in an aggregate principal amount for all such Facility Increases of up to $40,000,000; provided that (i) no Default or Event of Default exists immediately prior to or after giving effect thereto, (ii) the terms and documentation in respect of a Facility Increase will be satisfactory to Administrative Agent, (iii) no Facility Increase shall be effective earlier than ten (10) Business Days after the delivery of the Increase Request to Administrative Agent, (iv) no Lender will be required or otherwise obligated to provide any such Facility Increase, (v) any such Facility Increase shall be in a minimum principal amount of $10,000,000, (vi) any such Facility Increase shall have a maturity no later than the Maturity Date, and (vii) prior to consummating a Facility Increase, the Representative shall have delivered to Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Facility Increase, on a pro forma basis, the Borrowers would be in compliance with the financial covenants set forth in Section 14 as of the most recent Fiscal Quarter for which the Borrowers have delivered financial statements pursuant to Section 9.3. Facility Increases will be secured on a pari passu basis by the same Collateral as the existing Revolving Loan Commitments. Nothing in this Agreement shall be construed to obligate any Lender to participate in any Facility Increase.

2.10.2    Administrative Agent shall promptly notify each Lender of the proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Representative and Administrative Agent. Each such Lender may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment thereto to Administrative Agent in form and substance satisfactory to Administrative Agent. In consultation with the Representative, Administrative Agent shall allocate the commitments to be made as part of the Facility Increase to the Lenders from which it has received commitments. If Administrative Agent does not receive sufficient commitments from existing Lenders to effectuate the Facility Increase, it, in consultation with the Representative, may allocate unsubscribed amounts to any other Person (other than any Loan Party or any Affiliates thereof) acceptable to Administrative Agent, Borrowers and any lender providing commitments for such portion of the applicable Facility Increase.
2.10.3    Each Facility Increase shall become effective on a date agreed by the Representative and Administrative Agent (a “Facility Increase Date”), subject to the satisfaction of the conditions precedent set forth in Section 17.2.
2.10.4    Each Facility Increase shall be evidenced by an amendment or supplement to this Agreement executed by the Borrowers (and consented to by all other Loan Parties) and Administrative Agent and each Lender or Person participating in such Facility Increase (collectively, the “Participating Lenders”), together with such other agreements, certificates and opinions as reasonably requested by Administrative Agent. The applicable yield on the Facility Increases will be determined by the Representative and the Lenders providing such Facility Increases at the time such Facility Increases are funded; provided that if the total yield on such Facility Increases would exceed the applicable current yield for the Revolving Commitment, the margin for the Revolving Loan Commitment (including any prior Facility Increases) shall be automatically increased to equal the total yield on the new Facility Increases. Upon closing of the Facility Increase, new Participating Lenders shall be deemed to be Lenders hereunder, and Revolving Loans made pursuant to any Facility Increase shall for all purposes be deemed to be Loans hereunder.
SECTION 3
LETTERS OF CREDIT
3.1    General Terms. Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date for the Revolving Loans, Administrative Agent shall, absent the occurrence and continuance of an Event of Default, from time to time cause to be issued by an L/C Issuer, upon Representative’s request, commercial and/or standby Letters of Credit which may be denominated in US Dollars or Canadian Dollars; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Sixty Million and No/100 Dollars ($60,000,000). Payments made by the L/C Issuer to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and Borrowers agree that each payment made by the L/C Issuer in respect of a Letter of Credit shall constitute a request by Borrowers for a Loan to reimburse L/C Issuer. In the event such Loan is not advanced by Administrative Agent, Swingline Lender or Lenders for any reason, such reimbursement obligations (whether owing to the L/C Issuer or

Administrative Agent if Administrative Agent is not the L/C Issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Base Rate Loans until repaid. Borrowers shall remit to Administrative Agent, for the ratable benefit of Lenders having Revolving Loan Commitments, a Letter of Credit fee equal to three percent (3.0%) per annum on the undrawn face amount of each Letter of Credit outstanding, which fee shall be payable upon the issuance of such Letter of Credit. In addition to the foregoing, Borrowers shall pay to the L/C Issuer, for its own account, a Letter of Credit fronting fee of 0.50% per annum on the face amount of each Letter of Credit denominated in Canadian Dollars and 0.25% per annum on the face amount of each Letter of Credit denominated in US Dollars. Upon the occurrence of an Event of Default and during the continuance thereof, the Letter of Credit fee shall be increased to an amount equal to two percent (2%) per annum in excess of the Letter of Credit fee otherwise payable thereon, which fee shall be payable on demand. Said fee shall be calculated on the basis of a 360 day year. Borrowers shall also pay on demand the normal and customary administrative charges of L/C Issuer for the issuance, amendment, negotiation, renewal or extension of any Letter of Credit. In the event of any inconsistency between the terms of the Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
3.2    Letter of Credit Procedures.
3.2.1    L/C Applications. Borrowers shall execute and deliver to the L/C Issuer the Letter of Credit Agreement from time to time in effect. Borrowers shall give notice to Administrative Agent and the L/C Issuer of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the L/C Issuer and Administrative Agent shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrowers and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)), whether such Letter of Credit is to be denominated in US Dollars or Canadian Dollars and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Maturity Date which is Cash Collateralized for the benefit of the L/C Issuer shall be the sole responsibility of the L/C Issuer.
3.2.2    Reimbursement Obligations Unconditional. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the L/C Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to Borrowers, or relieve Borrowers of any of their obligations hereunder to any such Person.
3.3    Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the Maturity Date for Revolving Loans, unless such Letter of Credit is Cash Collateralized in accordance with the terms below. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the L/C Issuer has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the tenth (10th) day prior to the Maturity Date for Revolving Loans (unless such Letter of Credit is Cash Collateralized).
3.4    Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable L/C Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrowers’ reimbursement obligations with respect thereto, which in each case shall be determined in US Dollars. If Borrowers do not pay any reimbursement obligation when due, Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount of US Dollars equal to such reimbursement obligations in accordance with Section 3.1. Administrative Agent shall promptly notify Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.6.2, Section 17.2 or otherwise, each such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the applicable L/C Issuer for the account of Borrowers in satisfaction of the US Dollar Equivalent of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable L/C Issuer’s “participation” therein. Each L/C Issuer shall (i) notify Administrative Agent of the issuance of any Letter of Credit and, upon request of Administrative Agent or any Lender, and (ii) deliver to Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such L/C Issuer, together with such information related thereto as Administrative Agent or such Lender may reasonably request.
3.5    Cash Collateralization. If any Event of Default shall occur and be continuing and Administrative Agent provides notice to Borrowers of the requirement that Borrowers Cash Collateralize all outstanding Letters of Credit, or if any Letter of Credit remains outstanding beyond the Maturity Date, the Borrowers shall deposit in one or more accounts with Administrative Agent, for the benefit of the L/C Issuer, in the name of Administrative Agent an amount in cash equal to 105% of the US Dollar Equivalent face amount of all outstanding Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower under Sections 15.6 or 15.7 herein. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the outstanding Letters of Credit and all fees referred to in Section 3.1 (the “LC Exposure”). Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account(s), and Borrowers hereby grant Administrative Agent a security interest in such account(s) to secure the LC Exposure. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account(s). Moneys in such account(s) shall be applied by Administrative Agent to reimburse the applicable L/C Issuer for draws under any Letter of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, Administrative Agent shall return such amount (to the extent not applied as aforesaid) to the Borrowers after all Events of Default have been cured or waived and the Loans de-accelerated. If the Borrowers are required to provide cash collateral as a result of any Letter of Credit being outstanding beyond the Maturity Date, Lender shall return such cash collateral upon the expiration of such Letter of Credit to the extent no claims have been made and are outstanding against such Letter of Credit. Upon the Payment in Full of all of the Obligations, all cash collateral shall be returned to Borrowers or such other party as directed by any court of law having jurisdiction over such cash collateral.
3.6    Currency Settlement. To the extent that, at any time, as a result of a fluctuation in currency exchange rates or otherwise, the aggregate amount of all Letters of Credit denominated in Canadian Dollars issued by the L/C Issuer to the Borrowers equals or exceeds an amount in US Dollars equal to 105% of the Maximum Available Amount as determined by Administrative Agent in its sole discretion, absent manifest error, Administrative Agent shall provide written notice of same to the Representative. Upon receipt of such notice from Administrative Agent, the Borrowers shall deliver to Administrative Agent either an amount of US Dollars or a letter of credit (or similar instrument) in form and substance satisfactory to Administrative Agent in its sole discretion and issued by an issuer satisfactory to Administrative Agent in its sole discretion, in each case in an amount equal to the amount by which the Maximum Available Amount has been exceeded, which amount of US Dollars or letter of credit (or similar instrument), as applicable, shall be held by Administrative Agent as collateral security to secure payment of the amounts payable under such Letters of Credit denominated in Canadian Dollars in respect of any drawings thereunder. To the extent that, at any time, as a result of a further fluctuation in currency exchange rates or otherwise, the aggregate amount of all Letters of Credit denominated in Canadian Dollars issued by the L/C Issuers to the Borrowers subsequently decreases to an amount equal to or less than the Maximum Available Amount as determined by Administrative Agent in its sole discretion, absent manifest error, Administrative Agent shall return to the Borrowers any amount of US Dollars or letter of credit (or similar instrument), as applicable, held by Administrative Agent as collateral security in respect of such Letters of Credit denominated in Canadian Dollars.

SECTION 4
INTEREST, FEES AND CHARGES
4.1    Interest Rate. Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a), (b), (c) or (d) below:
(a)Base Rate Revolving Loans. Revolving Loans bearing interest at the Base Rate shall bear interest at the Base Rate in effect from time to time plus three-quarters of one percent (0.75%), payable on the first Business Day of each month in arrears for interest through the last day of the prior month. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate. All such interest shall be calculated on the basis of a 360 day year.
(b)LIBOR Rate Revolving Loans. Revolving Loans bearing interest at the LIBOR Rate shall bear interest at two and three-quarters of one percent (2.75%) per annum in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. Interest shall be payable on the last Business Day of such Interest Period and, with respect to two (2) and three (3) month Interest Periods, on the same date of each month as the initial date of the Interest Period during such Interest Period. All such interest shall be calculated on the basis of a 360 day year.
(c)Default Rate. Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All such interest shall be calculated on the basis of a 360 day year. Any provision of this Agreement that would oblige Westmoreland Canada, WC Investments, WPR, PMRL or CVRI to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to Westmoreland Canada, WC Investments WPR, PMRL or CVRI, as applicable, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
(d)LIBOR Rate Determination. The applicable LIBOR Rate for each Interest Period shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to the Representative. Each determination of the applicable LIBOR Rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Administrative Agent shall, upon written request of the Representative, deliver to the Representative a statement showing the computations used by Administrative Agent in determining any applicable LIBOR Rate hereunder.
4.2    Increased Costs; Special Provisions For LIBOR Loans.
4.2.1    Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency arising from such change or adoption: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by a Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) any Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan from the costs any Lender expected to incur but for such change or adoption, or to reduce the amount of any sum received or receivable by any Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto below the amount that such Lender expected to receive but for such change or adoption, then within five (5) Business Days after receipt of demand thereof from such Lender, (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.
(b)If any Lender shall reasonably determine that any change after the date hereof in, or the adoption after the date hereof of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency arising from such change or adoption, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within five (5) Business Days after receipt of demand by such Lender, (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.
4.2.2    Basis for Determining Interest Rate Inadequate or Unfair. If:
(a)Administrative Agent reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
(b)the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to any Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of any Lender materially affects such Loans;
then Administrative Agent shall promptly notify the Representative and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
4.2.3    Changes in Law Rendering LIBOR Loans Unlawful. If, after the date hereof, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by a Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding until the earlier of (i) the date on which such Base Rate Loan is converted (when and if such conversion is lawful) or (ii) the Maturity Date.
4.2.4    Funding Losses. Within five (5) Business Days after receipt of demand thereof from any Lender, (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Administrative Agent, and a calculation of such amount in reasonable detail), Borrowers will indemnify such Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 2.3.3) or (b) any failure of Borrowers to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.
4.2.5    Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of

Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
4.2.6    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
4.2.7    Mitigation of Circumstances; Replacement of Lender.
(a)Each Lender shall promptly notify the Representative and Administrative Agent of any event of which such Lender has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 4.2.1 or 4.4 or (ii) the occurrence of any circumstances described in Sections 4.2.2 or 4.2.3 (and, if such Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Representative and Administrative Agent). Without limiting the foregoing, such Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous in any material respect to such Lender.
(b)If Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 4.2.1 or 4.4, or any Lender gives notice of the occurrence of any circumstances described in Sections 4.2.2 or 4.2.3, or any Lender becomes a Defaulting Lender, Borrowers may designate another bank which is acceptable to Administrative Agent and the L/C Issuer in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
4.2.8    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of a Lender pursuant to Sections 4.2.1, 4.2.2, 4.2.3 or 4.2.4 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation under Sections 4.2.1 and 4.2.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
4.3    Fees and Charges.
4.3.1    Closing Fee: Borrowers shall pay to Administrative Agent a closing fee in accordance with the terms of the Fee Letter.
4.3.2    Unused Line Fee: Borrowers shall pay to Administrative Agent an unused line fee at an annual rate of one-half of one percent (0.50%) of the difference between the amount of Revolving Loan Commitment as of the date of determination and the average daily balance of the sum of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by each Lender on the first day of each month, beginning on the first day of the month following the Closing Date, and payable monthly in arrears on the first (1st) day of each month with respect to all activity through the last day of the prior month. Said fee shall be calculated on the basis of a 360 day year.
4.3.3    Collateral Monitoring Fee: Borrowers shall pay to Administrative Agent a Collateral Monitoring Fee in accordance with the terms of the Fee Letter.
4.3.4    Costs and Expenses: Borrowers shall reimburse Administrative Agent for all costs and expenses, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees (for outside counsel), incurred by Administrative Agent in connection with the (i) documentation and consummation of the transaction contemplated by the Loan Documents, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights of Administrative Agent or any Lender in or to the Collateral; (iii) collection of any Obligations; and (iv) administration and enforcement of any of Administrative Agent’s and Lenders’ rights under this Agreement or any other Loan Document (including, without limitation, any reasonable costs and expenses of any third party provider engaged by Lender for such purposes). Borrowers shall also pay all normal service charges with respect to all accounts maintained by Borrowers with Administrative Agent and the Lender and any additional services requested by Borrowers from Administrative Agent or the Lenders.
4.4    Taxes.
(a)All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)If Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.4(b)), the amount paid to Lenders or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.4(b). To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document, Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and promptly following receipt thereof shall deliver to Administrative Agent within 30 days after it has made payment to such authority any receipt issued by such authority (or other evidence satisfactory to Lenders and Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
(c)If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers will indemnify such Lender or Administrative Agent against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Tax imposed as a result of the receipt of the payment under this Section 4.4. A certificate prepared in good faith as to the amount of such payment by such Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
(d)(i)    To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrowers and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrowers and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W 8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.
(ii)Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrowers and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.4(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrowers and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.
(iii)Borrowers shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 4.4 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section 4.4(d).
(iv)Each Lender agrees to indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 4.4) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrowers pursuant to this Section 4.4, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date Administrative Agent makes written demand therefor.
(v)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Representative or Administrative Agent as may be necessary for the Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
4.5    Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 4.4 (including by the payment of additional amounts pursuant to Section 4.4), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Borrowers and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such Lender will make such payment to Borrowers within ten (10) days after such Lender has determined that it owes amounts to the Borrowers pursuant to the first sentence of this Section 4.5.
4.6    Maximum Interest. It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers (including, without limitation, receipt by any of the Lenders of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.
4.7    Interest Act (Canada). Except as otherwise provided in this agreement, where in any Loan Document a rate of interest is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, that rate of interest will be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying that rate of interest by the actual number of days in the calendar year of calculation, whether 365 or 366, as the case may be, and dividing it by the number of days in the deemed year
SECTION 5
COLLATERAL
5.1    Grant of Security Interest to Administrative Agent. As security for the payment of all Loans now or in the future made by Administrative Agent and Lenders to Borrowers hereunder and for the payment, performance or other satisfaction of all other Obligations owing to Administrative Agent, Lenders and, to the extent constituting Obligations hereunder, any Affiliate of any Lender, Borrowers hereby (i) reaffirm their prior assignment and grant to Administrative Agent for the benefit of the Lenders, and (ii) assign to Administrative Agent, for the benefit of itself, the Lenders and their applicable Affiliates, and grant to Administrative Agent, for the benefit of itself, the Lenders and their applicable Affiliates, a continuing security interest in the following property of Borrowers, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:
(a)All of each Borrower’s Accounts, Inventory (whether or not Eligible Inventory), money, contract rights, Chattel Paper, Documents, Documents of Title, Deposit Accounts, Securities Accounts, securities (excluding all equity securities evidencing ownership interests in any Borrower), Investment Property and Instruments with respect thereto, and all of each Borrower’s rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to such property, deposits or other security for the obligation of any Account Debtor, and credit and other insurance and all Inventory described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed Inventory;

(b)To the extent not listed above, all of each Borrower’s money, securities (excluding all equity securities evidencing ownership interests in any Borrower), Investment Property, Deposit Accounts, Securities Accounts, Instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Administrative Agent or any Lender or any parent, Affiliate or Subsidiary of Administrative Agent or any Lender or any participant in the Loans, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
(c)To the extent not listed above, all of each Borrower’s now owned or hereafter acquired Deposit Accounts or Securities Accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account and all signature cards, account agreements and other documents relating to the Deposit Accounts or Securities Accounts;
(d)All Deposit Accounts, bank accounts, deposits and cash;
(e)All of each Borrower’s General Intangibles and Intangibles (including, without limitation, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts or Inventory, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, tapes, programs, discs, information, software, records, and data, all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items as the same relates to the Accounts or Inventory or is otherwise necessary or helpful in the collection thereof or realization thereto; and
(f)All additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property.
5.2    Other Security. Administrative Agent, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of Borrowers under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Administrative Agent may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Administrative Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Administrative Agent shall constitute Obligations, payable by Borrowers to Administrative Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.3    Possessory Collateral. Immediately upon any Borrower’s receipt of any portion of the Collateral that is Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Administrative Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Administrative Agent (in form and substance acceptable to Administrative Agent). If an endorsement or assignment of any such items shall not be made for any reason, Administrative Agent is hereby irrevocably authorized, as Borrowers’ attorney and agent-in-fact, to endorse or assign the same on Borrowers’ behalf.
5.4    Electronic Chattel Paper. To the extent that any Borrower obtains or maintains any Electronic Chattel Paper constituting proceeds of the Collateral, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Administrative Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Administrative Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Administrative Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
SECTION 6
PRESERVATION OF COLLATERAL AND
PERFECTION OF SECURITY INTERESTS THEREIN
Borrowers shall, at Administrative Agent’s request, at any time and from time to time, authenticate, execute and deliver to Administrative Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Administrative Agent) and do such other acts and things or cause third parties to do such other acts and things as Administrative Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Administrative Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Administrative Agent’s security interest in the Collateral. Each Borrower further ratifies and confirms the prior filing by Administrative Agent of any and all financing statements which identify each Borrower as debtor, Administrative Agent as secured party and any or all Collateral as collateral.

SECTION 7
POSSESSION OF COLLATERAL AND RELATED MATTERS
Until otherwise notified by Administrative Agent following the occurrence and during the continuance of an Event of Default, Borrowers shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrowers’ business, to (a) sell, lease or furnish any of Borrowers’ Inventory normally held by Borrowers for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by Borrowers for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrowers.
SECTION 8
COLLECTIONS
8.1    Blocked Account. Borrowers shall direct all of their Account Debtors to make all payments on the Accounts that are made by (a) check directly to a mailing address designated by, and under the exclusive control of, Administrative Agent, at Administrative Agent or a financial institution acceptable to Administrative Agent and (b) wire transfer to an account under the exclusive control of Administrative Agent, at Administrative Agent or a financial institution acceptable to Administrative Agent; provided, that with respect to payments made by check, with the consent of Administrative Agent, Borrowers may collect payments and remotely scan such checks to Administrative Agent in a manner satisfactory to Administrative Agent (“Remote Scanning”) on a daily basis as such checks are received. Borrowers shall establish one or more account(s) (the “Lockbox Account”) in Borrowers’ name, for the benefit of Administrative Agent, with Administrative Agent or a financial institution acceptable to Administrative Agent, into which all payments received in the Lockbox shall be deposited, and into which Borrowers will immediately deposit all payments received by Borrowers on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrowers, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Administrative Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account in a manner satisfactory to Administrative Agent including by Remote Scanning. The financial institution with which the Lockbox Account is established shall acknowledge and agree, in a manner satisfactory to Administrative Agent, that the checks, instruments, and other property in such Lockbox and Lockbox Account are the sole and exclusive property of Administrative Agent, that such financial institution will follow the instructions of Administrative Agent with respect to disposition of funds in the Lockbox and Lockbox Account without further consent from the Borrowers, and that the financial institution will not accept, and Administrative Agent will not be obligated to accept, instructions of Borrowers with respect to the Lockbox Account. On any day on which there are outstanding Revolving Loans, the daily ledger balance of such accounts as of the beginning of each Business Day shall be transferred to Administrative Agent each Business

Day for application in accordance with Section 8.3. All payments made to such Lockbox Account or otherwise received by Administrative Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement on any day in which Revolving Loans are outstanding; provided, that so long as no Event of Default has occurred and is continuing, payments received by Administrative Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Administrative Agent/transferred to Borrowers’ operating account at Administrative Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred and is continuing, the immediately available funds in such cash collateral account may be disbursed, at the Representative’s discretion, to Borrowers so long as after giving effect to such disbursement, Borrowers’ availability under Section 2.1 hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Borrowers shall pay all customary fees, costs and expenses in connection with opening and maintaining the Lockbox and Lockbox Account. All of such fees, costs and expenses if not paid by Borrowers, may be paid by Administrative Agent (if at a financial institution other than Administrative Agent) or otherwise charged to Borrowers and in such event all amounts paid by Administrative Agent or charged by Administrative Agent shall constitute Obligations hereunder, shall be payable to Administrative Agent by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrowers to Administrative Agent, and, if that endorsement of any such item shall not be made for any reason, Administrative Agent is hereby irrevocably authorized to endorse the same on Borrowers’ behalf. For the purpose of this section, each Borrower irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as each Borrower’s true and lawful attorney and agent-in-fact (i) to endorse each Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of any Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of any Borrower’s mail is deposited, and open and process all mail addressed to each Borrower and deposited therein.
8.2    Administrative Agent’s Rights. Administrative Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of Borrowers’ Accounts or other amounts owed to Borrowers by suit or otherwise; (ii) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrowers; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrowers, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrowers or other amount owed to Borrowers upon such terms, for such amount and at such time or times as Administrative Agent deems advisable; (v) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or other similar document against any

Account Debtor or other Person obligated to Borrowers; and (vi) do all other acts and things which are necessary, in Administrative Agent’s sole discretion determined in good faith, to fulfill Borrowers’ obligations under this Agreement and the other Loan Documents and to allow Administrative Agent to collect the Accounts or other amounts owed to Borrowers. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Administrative Agent of any amounts due or to become due thereunder.
8.3    Application of Proceeds. For purposes of calculating interest and fees, Administrative Agent shall, within one (1) Business Day after application of the daily ledger balance to the Obligations as set forth in the immediately following sentence, apply the whole or any part of such collections or Proceeds against the Obligations in such order as Administrative Agent shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, Administrative Agent shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Obligations, in such order as Administrative Agent shall determine in its sole discretion (and in the absence of any such determination, in the order set forth in Section 16.2), on the day of receipt, subject to actual collection.
8.4    Account Statements. On a monthly basis, Administrative Agent shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Administrative Agent in writing, specifying any error therein, within thirty (30) days after the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.
SECTION 9
COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES
9.1    Weekly Reports. Borrowers shall deliver to Administrative Agent (and Administrative Agent shall deliver a copy thereof to each Lender) an executed loan report and certificate in Administrative Agent’s then current form at least once each week to the extent that Excess Availability is less than $15,000,000 (or if Excess Availability is greater than or equal to $15,000,000 for each weekly period during each calendar month, at least once each month to be delivered within five (5) Business Days after each month end), which shall be accompanied by copies of Borrowers’ sales journal, cash receipts journal and credit memo journal (as requested by Administrative Agent) for the relevant period. Such report shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts.
9.2    Monthly Reports. Borrowers shall deliver to Administrative Agent, in addition to any other reports, as soon as practicable and in any event within fifteen (15) days after the end of each month, (a) a detailed trial balance of Borrowers’ Accounts aged per invoice date, in form and substance reasonably satisfactory to Administrative Agent including, without limitation, the names and addresses of all Account Debtors of Borrowers, (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Administrative Agent may require in its sole discretion), including a listing of any held checks and all royalties earned and payable to third parties (together with the amount of any deficiency between amounts received and amounts payable to third parties) pursuant to any coal supply, royalty assignment or similar agreement, and (c) the general ledger inventory account balance, an inventory report and Administrative Agent’s standard form of Inventory report then in effect or the form most recently requested from Borrowers by Administrative Agent, for Borrowers by each category of Inventory, together with a description of the monthly change in each category of Inventory.
9.3    Financial Statements. Borrowers shall deliver to Administrative Agent the following financial information, all of which shall be prepared in accordance with GAAP consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of the Borrowers, certified by the Chief Financial Officer of Westmoreland Parent; and (ii) no later than one hundred twenty (120) days after the end of each of the Borrowers’ Fiscal Years, audited annual consolidated and consolidating financial statements with an unqualified opinion by independent certified public accountants selected by the Borrowers and reasonably satisfactory to Administrative Agent, which consolidated and consolidating financial statements shall be accompanied by copies of any management letters sent to the Borrowers by such accountants.
9.4    Annual Projections. No later than thirty (30) days prior to the beginning of each Fiscal Year, the Borrowers shall deliver to Administrative Agent projected balance sheets, statements of income and cash flow for the Borrowers, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Administrative Agent.
9.5    Explanation of Budgets and Projections. In conjunction with the delivery of the annual presentation of projections or budgets referred to in Section 9.4 above, an executive officer of Westmoreland Parent shall be available upon request by Administrative Agent to discuss in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of the Borrowers and shall prepare such additional written reports explaining such charges and developments as reasonably requested by Administrative Agent.
9.6    Public Reporting. Promptly upon the filing thereof, the Borrowers shall deliver to Administrative Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrowers or any of their Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Administrative Agent copies of any reports and proxy statements delivered to their shareholders. Documents required to be delivered pursuant to this Section 9.6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which any Borrower posts such documents, or provides a link thereto on the Borrowers’ website.
9.7    Other Information. Promptly following request therefor by Administrative Agent, such other business or financial data, reports, appraisals and projections as Administrative Agent may reasonably request.
SECTION 10
TERMINATION
Lenders’ obligations under this Agreement shall be in effect from the date hereof until the Maturity Date or such earlier date that the Obligations are accelerated pursuant to Section 16 hereof. Upon the Maturity Date or the earlier acceleration of the Obligations as set forth above, neither Administrative Agent nor any Lender shall be obligated to make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and this Agreement shall terminate on the date thereafter that the Obligations are Paid in Full (except for such provisions that by their terms survive the termination of this Agreement) and all Letters of Credit are returned to the L/C Issuer for cancellation. At such time as Borrowers have repaid all of the Obligations and all Letters of Credit are returned to L/C Issuer for cancellation and this Agreement has terminated, Borrowers shall deliver to Administrative Agent a release of all obligations and liabilities of Administrative Agent and each Lender and their officers, directors, employees, agents, parents, Subsidiaries and Affiliates to Borrowers, and if Borrowers are obtaining new financing from another lender, Borrowers shall request that such lender deliver an agreement to indemnify Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, for checks or other amounts which Administrative Agent has credited to Borrowers’ account. If, during the term of this Agreement, Borrowers prepay all of the Obligations, return all Letters of Credit for cancellation or Cash Collateralize such Letters of Credit, and this Agreement is terminated, Borrowers agree to a prepayment fee to the Administrative Agent in accordance with the terms of the Agent Fee Letter.
SECTION 11
REPRESENTATIONS AND WARRANTIES
The Borrowers hereby represent and warrant to Administrative Agent and Lenders, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of the Borrowers’ execution hereof (after giving effect to the Related Transactions), shall remain true until the repayment in full and satisfaction of all the Obligations and termination of this Agreement, and shall be remade by the Borrowers at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date:
11.1    Financial Statements and Other Information. The financial statements and other written information delivered or to be delivered by the Borrowers to Administrative Agent or any Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of the Borrowers as of the date of such financial statements and information, and there has been no material adverse change in the financial condition or the operations of the Borrowers since the date of the financial statements delivered to Administrative Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by the Borrowers to Administrative Agent is true and correct as of the date with respect to which such information was furnished.
11.2    Locations. The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s principal place of business and all of each Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11.2 and at other locations within the continental United States of which Administrative Agent has been advised by Borrowers in accordance with Section 12.2.1. The Collateral, including, without limitation, the Equipment (except any part thereof which Borrowers shall have advised Administrative Agent in writing consists of Collateral normally used in more than one state or province) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11.2, and at other locations within the continental United States of which Administrative Agent has been advised by Borrowers in writing in accordance with Section 12.2.1 hereof.
11.3    Loans by the Borrowers. Borrowers have not made any loans or advances to any Affiliate or other Person except as permitted by Section 13.6 hereof.
11.4    Accounts and Inventory. Each Account or item of Inventory which Borrowers shall, expressly or by implication, request Administrative Agent to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory as set forth herein and as otherwise established by Administrative Agent from time to time.
11.5    Liens. Borrowers are the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by the Borrowers, free from all liens, claims, security interests, hypothecs and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.
11.6    Organization, Authority and No Conflict. Westmoreland Parent is a corporation duly organized, validly existing and in good standing in the State of Delaware and its state organization identification number is 0024033. Westmoreland Energy is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, and its state organizational identification number is 2167615. Westmoreland NC is a limited liability company duly organized, validly existing and in good standing the State of Virginia, and its state organizational identification number is S183596-8. WEI is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 2181866. Westmoreland Roanoke is a limited partnership duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 2201291. Westmoreland Partners is a general partnership duly organized, validly existing and in good standing in the State of Virginia. Westmoreland Resources is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 0829180. Kemmerer is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4798657. Coal Sales is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 0693230. WRI is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4553561. WCC is a corporation duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 4898788. WC LLC is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, and its state organization identification number is 5509777. WES is a Delaware corporation duly organized, validly existing and in good standing the State of Delaware, and its state organization identification number is 5371511. WC Investments is a corporation organized and existing under the laws of the Province of Quebec. WCC BV is a B.V. organized and existing under the law of the Netherlands. Westmoreland Canada is a corporation organized and existing under the laws of the Province of Alberta. PMRL is an unlimited liability company organized and existing under the laws of the Province of Alberta. CVRI is a corporation organized and existing under the laws of the Province of Alberta. WPR is a corporation organized and existing under the laws of the Province of Alberta. PCL is a corporation organized and existing under the laws of the Province of Saskatchewan. Willowvan is a is a corporation organized and existing under the laws of the Province of Saskatchewan. PRC is a is a partnership organized and existing under the laws of the Province of Saskatchewan. Each Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Borrower is not so qualified, such failure does not have a Material Adverse Effect. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations hereunder and thereunder. Each Borrower’s execution and delivery of, and its performance of its obligation under, this Agreement and the other Loan Documents to which it is a party do not violate the provisions of the organizational documents of such Borrower, or any statute, regulation, ordinance or law, or any agreement, contract or other document to which it is a party, except for agreements, contracts or other documents which would not have a Material Adverse Effect. Each Borrower’s execution and delivery of, and performance of its obligations under, this Agreement and the other Loan Documents to which it is a party will not result in the imposition of any lien or other encumbrance upon such Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which such Borrower is a party.
11.7    Litigation. Except as disclosed on Schedule 11.7 hereto, there are no actions or proceedings which are pending or, to Borrowers’ knowledge, threatened against any Borrower which is, in the reasonable determination of such Borrower, reasonably likely to have a Material Adverse Effect. No Borrower has any Commercial Tort Claims pending other than those set forth on Exhibit D hereto as Exhibit D may be amended from time to time upon notice by any Borrower to Administrative Agent.
11.8    Compliance with Laws and Maintenance of Permits. Borrowers have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits necessary for the operation of the Borrowers’ businesses, the lack of which would have a Material Adverse Effect. To the best of each Borrower’s knowledge, all of the Borrowers’

businesses have at all times been operated in accordance with all applicable laws including, without limitation, all Environmental Laws. Borrowers are in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrowers have filed with the appropriate governmental authority and are in full compliance with any and all closure, reclamation, rehabilitation or similar plans required in respect of the operation of the Borrowers’ businesses pursuant to applicable law including without limitation any applicable Environmental Laws. Copies of all such closure, reclamation, rehabilitation or other similar plans have been provided by Borrowers to Administrative Agent.
11.9    Affiliate Transactions. Except as set forth on Schedule 11.9 or as permitted pursuant to Section 11.3, no Borrower is conducting transactions with any Affiliate other than transactions with Affiliates pursuant to terms that are no less favorable to any Borrower than the terms upon which such transactions would have been made in a comparable transaction at such time on an arm’s length basis by such Borrower with a Person that is not an Affiliate.
11.10    Names and Trade Names. Except as set forth on Schedule 11.10, during the five (5) years immediately prior to the date of this Agreement, each Borrower’s name has been as set forth on the first page of this Agreement and no Borrower uses any trade or business names, assumed names, fictitious names or division names in the operation of its business.
11.11    Equipment. Except for Permitted Liens, the Borrowers have good and valid title to and ownership of all Equipment.
11.12    Enforceability. This Agreement and the other Loan Documents to which any Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal, provincial or state laws or judicial decisions relating to the rights of creditors.
11.13    Solvency. Each Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party or by completion of the transactions contemplated hereunder or thereunder.
11.14    Indebtedness. Except as set forth on Schedule 11.14 or as otherwise provided in the Second Lien Notes Indenture, no Borrower is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.
11.15    Margin Security and Use of Proceeds. None of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
11.16    Parent, Subsidiaries and Affiliates. Except as set forth on Schedule 11.16, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person that is not a Borrower.
11.17    No Defaults. No Borrower is in default under any material contract, lease or commitment to which it is a party which default would have a Material Adverse Effect, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.
11.18    Employee Matters. Except as set forth on Schedule 11.18, (a) neither any Borrower nor any of its employees are subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrowers, threatened between any Borrower and its employees. Except as set forth on Schedule 11.18, no Borrower is a party to any employment contract with any officer or director of any Borrower.
11.19    Intellectual Property. Each Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect.
11.20    Environmental Matters. Except as set forth on Schedule 11.20, no Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violated any applicable Law including, without limitation, any Environmental Laws or any license, permit, certificate, approval or similar authorization thereunder, other than any violations that would not reasonably be expected to have a Material Adverse Effect, and the operations of each Borrower comply with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder including, without limitation, any and all closure, reclamation, rehabilitation or similar plans required in respect of the operation of the Borrowers’ businesses, other than to the extent any noncompliance would not be reasonably expected to have a Material Adverse Effect. There has been no proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person against or to any Borrower or, to each Borrower’s knowledge, any investigation of any Borrower, nor is any proceeding, or to each Borrower’s knowledge, investigation, pending or, to each Borrower’s knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower including, without limitation, any non-compliance with or violation of any and all closure, reclamation, rehabilitation or similar plans required in respect of the operation of the Borrowers’ businesses or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental or health matter, which would have a Material Adverse Effect. No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.
11.21    ERISA Matters. Borrowers have paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, would reasonably be expected to have a Material Adverse Effect.
11.22    Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” within the meaning of the Investment Company Act of 1940.
11.23    Anti-Terrorism Laws.
(a)No Borrower (and, to the knowledge of each Borrower, no joint venture or subsidiary thereof) is in violation in any material respect of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the USA Patriot Act.
(b)No Borrower (and, to the knowledge of each Borrower, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.
(c)No Borrower (and, to the knowledge of each Borrower, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
11.24    Restricted Subsidiaries. None of Westmoreland Power, Basin Resources, Inc., 3718492 Canada, Inc., PM Finance or CV Finance conducts any business or owns any assets (together with WRI, each an “Restricted Subsidiary”). WRI does not conduct any business or own any assets other than a one percent (1%) interest in Absaloka.
11.25    Related Transactions. Borrowers have caused to be delivered to Administrative Agent as of the Closing Date true and correct copies of the Related Transactions Documents set forth on Schedule 11.25. As of the Closing Date, the Related Transactions have been consummated (or are being consummated contemporaneously with the initial advance of Loans or issuance of Letters of Credit hereunder) in accordance with the terms of the Related Transaction Documents and applicable law and, except as set forth on Schedule 11.25, all necessary consents and approvals have been obtained in connection therewith.

11.26    Investigations, Audits, Etc. Except as set forth on Schedule 11.26, no Borrower is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law including, without limitation, any Environmental Laws.
11.27    Capitalization; Subsidiaries. The authorized equity interests and other securities of each Borrower and its Subsidiaries are as set forth on Schedule 11.27. All issued and outstanding equity interests of each Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than restrictions under the applicable organizational documents of such Borrower and its Subsidiaries, Permitted Liens and Liens in connection with the Second Lien Notes Facility) and such equity interests or other securities were issued in compliance with all applicable state, provincial and federal laws concerning the issuance of such securities. The equity interests of each Borrower and its Subsidiaries are owned of record by the equityholders in the amounts set forth on Schedule 11.27. As of the Closing Date, no equity interests of any Borrower or any of its Subsidiaries other than those described above are issued and outstanding. Except as provided in Schedule 11.27, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower or any of its Subsidiaries relating to any equity interests or other securities of any Borrower or any of its Subsidiaries.
11.28    Insurance. Schedule 11.28 accurately summarizes or lists all of the insurance policies or programs of Borrowers and their Subsidiaries. To Borrowers’ knowledge, all such policies are in full force and effect, underwritten by financially sound and reputable insurers, sufficient for all applicable requirements of law and otherwise are in compliance with the criteria set forth in Section 12.5. All such policies will not in any way be affected by, or terminate or lapse by reason of the consummation of any of the transactions contemplated by any of the Transaction Documents.
SECTION 12
AFFIRMATIVE COVENANTS
Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain the Required Lenders’ prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:
12.1    Maintenance of Records. Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of the Borrowers’ business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11.2.
12.2    Notices. The Borrowers shall:
12.2.1    Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Administrative Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one jurisdiction, the use of any such Goods in any state other than a state in which the Borrowers have previously advised Administrative Agent that such Goods will be used.
12.2.2    Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Administrative Agent if any Account or Inventory identified by Borrowers to Administrative Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason.
12.2.3    Litigation and Proceedings. Promptly upon becoming aware thereof, notify Administrative Agent of any actions or proceedings which are pending or threatened against any Borrower which would reasonably be expected to have a Material Adverse Effect.
12.2.4    Names and Trade Names. Notify Administrative Agent within ten (10) days after the change of its name or the use of any trade or business name, assumed name, fictitious name or division name not previously disclosed to Administrative Agent in writing.
12.2.5    ERISA Matters. Promptly notify Administrative Agent of (x) the Borrowers’ knowledge of the occurrence of any “reportable event” (as defined in ERISA) which would reasonably be expected to result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of any Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) any Borrower’s intention to terminate or withdraw from any Plan.
12.2.6    Environmental Matters. Promptly notify Administrative Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower (including, without limitation, any non-compliance with any closure, reclamation, rehabilitation or other similar plans required in respect of the operation of the Borrowers’ businesses) or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials (other than pursuant to or in accord with a valid permit, consent or approval obtained from the applicable governmental authority) or any other environmental or health matter which affects any Borrower or its business operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing would not reasonably be expected to have a Material Adverse Effect.
12.2.7    Default; Material Adverse Change. Promptly advise Administrative Agent of the occurrence of any event having or causing a Material Adverse Effect, and the occurrence of any Default or Event of Default hereunder.

12.2.8    Subordinated Debt. Promptly from time to time, copies of any material notices (including all notices of default or acceleration) received from any holder or trustee of or other Person, under or with respect to any Subordinated Debt.
All of the foregoing notices shall be provided by the Borrowers to Administrative Agent in writing.
12.3    Compliance with Laws and Maintenance of Permits. Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect, and each Borrower shall remain in compliance with all applicable federal, state, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) including, without limitation, all of the closure, reclamation, rehabilitation or other similar plans required in respect of the operation of the Borrowers’ businesses by any applicable law including, without limitation, any Environmental Laws, the failure with which to comply would have a Material Adverse Effect. Following any good faith determination by Administrative Agent that there is non-compliance that would have a Material Adverse Effect, or any condition which would have such a Material Adverse Effect and that requires any action by or on behalf of any Borrower in order to avoid any such non-compliance, the Borrowers shall, at their expense, cause an independent environmental consultant acceptable to Administrative Agent to conduct such evaluations as are appropriate and prepare and deliver a report setting forth the results of such assessments, a proposed plan for correcting the non-compliance and an estimate of the costs thereof.
12.4    Inspection and Audits. Each Borrower shall permit Administrative Agent, or any Persons designated by it, to call at each Borrower’s place of business at any reasonable times during business hours, upon reasonable prior written notice, and, without hindrance or delay, to inspect the Collateral and the other assets of the Borrowers and to inspect, audit, check and make extracts from each Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to each Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Borrower’s business as Administrative Agent may consider reasonable under the circumstances; provided, that unless an Event of Default has occurred and is continuing, no more than two (2) inspections shall occur in any Fiscal Year. The costs of any such inspection for which the Borrowers shall be required to reimburse Administrative Agent shall not exceed $25,000 per inspection. Each Borrower shall furnish to Administrative Agent such information relevant to Administrative Agent’s rights under this Agreement and the other Loan Documents as Administrative Agent shall at any time and from time to time reasonably request. Administrative Agent, through its officers, employees or agents shall have the right, at any time and from time to time, to verify with any Borrower the validity, amount or any other matter relating to any of such Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Each Borrower authorizes Administrative Agent and its agents to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of each Borrower with such Borrower’s independent public accountants.

Any such discussions shall be without liability to Administrative Agent or to the Borrowers’ independent public accountants, so long as the Borrowers are given a reasonable opportunity to be present for any such discussions. The Borrowers shall pay to Administrative Agent all reasonable customary fees and all costs and out-of-pocket expenses incurred by Administrative Agent in the exercise of its rights under this Section 12.4, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Any Lender may accompany Administrative Agent on any such audit or inspection at its own cost.
12.5    Insurance. The Borrowers shall:
12.5.1    Casualty Insurance; Business Interruption Insurance. Keep the Collateral and other assets of the Borrowers properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrowers, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Administrative Agent. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days after the date hereof, delivered to Administrative Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Administrative Agent, showing loss under such insurance policies payable to Administrative Agent. Such endorsement, or an independent instrument furnished to Administrative Agent, shall provide that the insurance company shall give Administrative Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of the Borrowers or any other Person shall affect the right of Administrative Agent to recover under such policy of insurance in case of loss or damage. In addition, within thirty (30) days after the date of this Agreement, each Borrower shall cause its insurance broker to execute and deliver to Administrative Agent an agreement in form and substance acceptable to Administrative Agent providing that all proceeds of its business interruption insurance policies shall be paid to Administrative Agent for application to the Obligations, or, upon satisfaction of all then-outstanding Obligations, to the Borrowers. The Borrowers hereby direct all insurers under all policies of insurance to pay all proceeds payable thereunder in excess of $500,000 directly to Administrative Agent at any time that Obligations are outstanding, subject to any requirements of the Second Lien Notes Intercreditor Agreement. Subject to the requirements of the Second Lien Notes Intercreditor Agreement, the Borrowers irrevocably make, constitute and appoint Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as each Borrower’s true and lawful attorney (and agent-in-fact), effective only during any period(s) when any Obligations are outstanding, for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrowers on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided however, that if no Event of Default shall have occurred and is continuing, the Borrowers may make, settle and adjust claims involving less than $500,000 in the aggregate without Administrative Agent’s consent. If no Obligations are outstanding at the time that Administrative Agent receives any insurance proceeds, Administrative Agent shall deliver 100% of such insurance proceeds to the Borrowers. If any Obligations are outstanding at the time that Administrative Agent receives any insurance proceeds, provided no Default or Event of Default exists, Administrative Agent shall deliver to Borrower the lesser of (a) $500,000 of such insurance proceeds or (b) 100% of such insurance proceeds, which Borrower shall use to repair or replace the affected property within 180 days (or such longer period of time as agreed to by Administrative Agent) of receipt of such proceeds. Any insurance proceeds received by Administrative Agent that are not delivered to the Borrowers for the replacement or repair of their properties shall be applied by Administrative Agent to the Obligations with any excess after application to the Obligations returned to the Borrowers.
12.5.2    Liability Insurance. Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of the Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Administrative Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Administrative Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Administrative Agent as additional insured thereunder as its interests appear and providing that the insurance company shall give Administrative Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.
12.5.3    Administrative Agent May Purchase Insurance. If the Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above (and provide evidence thereof to Administrative Agent) or to pay any premium relating thereto, then Administrative Agent, without waiving or releasing any obligation or default by the Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Administrative Agent deems advisable upon notice to the Representative. Such insurance, if obtained by Administrative Agent, may, but need not, protect the Borrowers’ interests or pay any claim made by or against the Borrowers with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Borrowers may be able to obtain themselves and may be cancelled only upon the Borrowers providing evidence that they have obtained the insurance as required above. All sums disbursed by Administrative Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable within five (5) Business Days after receipt of demand thereof from Administrative Agent, by the Borrowers to Administrative Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. This provision shall constitute the notice to the Borrowers required pursuant to paragraph (3) of section 180/10 of Chapter 815 of the Illinois Compiled Statutes (2004).
12.6    Collateral. The Borrowers shall keep the Collateral in good condition, repair and order (normal wear and tear and obsolete equipment excepted) and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. The Borrowers shall permit Administrative Agent to examine any of the Collateral pursuant to Section 12.4, and shall, within five (5) Business Days after receiving a request therefor from Administrative Agent, deliver to Administrative Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. The Borrowers shall, at the request of Administrative Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Administrative Agent, of the security interest of Administrative Agent hereunder.
12.7    Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely for (i) working capital purposes and (ii) other business purposes of the Borrowers.
12.8    Taxes. Each Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, provincial, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that a Borrower shall not be required to pay any such tax so long as (i) the Borrowers are contesting the payment of such taxes in good faith by appropriate proceedings, (ii) the Borrowers have created and maintain adequate reserves on their books in accordance with GAAP for such taxes; and (iii) the contesting of any such payment does not give rise to a lien for taxes in an amount in excess of $500,000 in the aggregate; and (iv) Borrowers keep on deposit with Administrative Agent (such deposit to be held without interest) or a reserve is maintained against Borrowers’ availability to borrow money under Section 2.1, in either case, in an amount of money which, in the sole judgment of Administrative Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (v) if Borrowers fail to prosecute such contest with reasonable diligence, Administrative Agent may apply the money so deposited in payment of such taxes. If any Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Administrative Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Administrative Agent shall constitute Loans hereunder, shall be payable by the Borrowers to Administrative Agent within five (5) Business Days after receipt of demand thereof from Administrative Agent,, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.
12.9    Intellectual Property. Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
12.10    Checking Accounts and Cash Management Services. Unless Administrative Agent otherwise consents in writing, in order to facilitate Administrative Agent’s maintenance and monitoring of the Collateral, the Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain its general checking/controlled disbursement account and its other deposit accounts with Administrative Agent or Canadian Bank with respect to checking/controlled disbursement and other deposit accounts located in Canada. The Borrowers shall be responsible for all normal charges assessed thereon. Notwithstanding the foregoing, the Borrowers shall be permitted to maintain (i) deposit accounts set forth on Schedule 12.10 with each of Goldman Sachs, First Interstate Bank, PNC Bank, National Association, First Citizens Bank and National Bank of Canada, so long as such accounts are either (a) closed within thirty (30) days of the date hereof or (b) subject to a deposit account control agreement in form and substance acceptable to Administrative Agent at all times within thirty (30) days of the date hereof, (ii) a petty cash account with First Citizens Bank, so long as such account does not have more than $100,000 on deposit at any time and (iii) a deposit account with BMO Capital Markets, provided that such deposit account with BMO Capital Markets shall be terminated within forty-five (45) days after the Closing Date. Schedule 12.10 also sets forth all restricted cash accounts which are utilized exclusively to deposit cash collateral securing reclamation bonds required in the ordinary course of business or reclamation deposits from customers received in the ordinary course of business (collectively, the “Restricted Accounts”). Such Restricted Accounts are not required to be subject to account control agreements.
12.11    USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control. The Borrowers shall ensure, and cause each other Loan Party to ensure, that (a) no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations of any applicable jurisdiction including, without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada).
12.12    Joinder.
12.12.1 Westmoreland Mining. Upon the earlier of (i) forty-five (45) days after the date hereof and (ii) within five (5) days after the date upon which Westmoreland Mining LLC, a Delaware limited liability company (“Westmoreland Mining”), pays all outstanding indebtedness owed under that certain Note Purchase Agreement dated as of June 26, 2008 among Westmoreland Mining, its subsidiaries and the purchasers named on Schedule A thereto, Borrowers shall cause Westmoreland Mining and each of its direct and indirect subsidiaries (collectively, the “Westmoreland Mining Borrowers”) to execute a joinder and amendment to this Agreement in form and substance acceptable to the Administrative Agent and the Lenders, together with such other documents, agreements, opinions and certificates required by the Administrative Agent, to which each of the Westmoreland Mining Borrowers shall become “Borrowers” under this Agreement and be bound by all the conditions, covenants, representations, warranties and other agreements set forth in this Agreement and the other Loan Documents, including, but not limited to, a grant of a first priority lien in all of the Collateral of each of the Westmoreland Mining Borrowers as security for all Obligations hereunder.
12.12.2 Absaloka. To the extent Absaloka remains a wholly owned subsidiary of WRI upon the date which is ninety (90) days of the date hereof, Borrowers shall cause Absaloka to execute a joinder and amendment to this Agreement in form and substance acceptable to the Administrative Agent and the Lenders, together with such other documents, agreements, opinions and certificates required by the Administrative Agent, to which Absaloka shall become a “Borrower” under this Agreement and be bound by all the conditions, covenants, representations, warranties and other agreements set forth in this Agreement and the other Loan

Documents, including, but not limited to, a grant of a first priority lien in all of the Collateral of Absaloka as security for all Obligations hereunder.
12.13    Further Assurances.
(a)Promptly upon request by Administrative Agent, the Borrowers shall and shall cause their Subsidiaries to correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof; and
(b)The Borrowers shall, and shall cause their Subsidiaries to promptly upon reasonable request by Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, agreements, certificates, assurances and other instruments as Administrative Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents or (B) assure, preserve, protect and confirm more effectively unto Administrative Agent the rights granted or now or hereafter intended to be granted to Administrative Agent under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Borrower is or will be a party.
(c)In the event that any person becomes a domestic Subsidiary of any Borrower, such Borrower shall as soon as practicable, but in any event no later than 30 days after the date such Person becomes a domestic Subsidiary of such Borrower (or such later time as Administrative Agent may agree, in its sole discretion) (i) cause such domestic Subsidiary to become a Borrower hereunder by executing and delivering to Administrative Agent a counterpart agreement joining such Subsidiary to this Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by Administrative Agent to ensure all of such domestic Subsidiary’s assets that are of the type described in Section 5.1 hereof are subject to a first priority security interest in favor of Administrative Agent. In the event that any Person becomes a foreign Subsidiary of any Borrower, and the ownership interests of such foreign Subsidiary are owned by any Borrower or by any domestic Subsidiary thereof, such Borrower shall, or shall cause such domestic Subsidiary to, within 30 days after the date such Person becomes a foreign Subsidiary of any Borrower (or such later time as Administrative Agent may agree in its sole discretion), deliver all such documents, instruments, agreements and certificates and take, or shall cause such domestic Subsidiary to take, all of the actions necessary to grant and to perfect a first priority Lien in favor of Administrative Agent in 65% of such ownership interests. With respect to each such Subsidiary, such Borrower shall promptly send to Administrative Agent written notice setting forth the date on which such Person became a Subsidiary of such Borrower.
SECTION 13
NEGATIVE COVENANTS
Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain the Required Lenders’ prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower agrees as follows:
13.1    Guaranties. Borrowers shall not, and shall not permit any other Borrower to assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except for (i) guarantees from any Borrower in favor of another Borrower (other than WCC BV), (ii) the Second Lien Notes Guarantees, (iii) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or (iv) as permitted by Section 13.13 hereof.
13.2    Indebtedness. Borrowers shall not, and shall not permit any other Borrower to create, incur, assume or become obligated (directly or indirectly) for, any loans or other indebtedness for borrowed money other than the Loans, except that Borrowers may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Administrative Agent and Lenders and in form and substance satisfactory to Administrative Agent in its sole discretion is executed and delivered to Administrative Agent relative thereto; (ii) maintain their present indebtedness listed on Schedule 11.14 hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or Capital Lease obligations in connection with Capital Expenditures; (v) incur the Subordinated Debt as described in the Second Lien Note Documents as in effect on the date hereof so long as such Subordinated Debt is at all times subject to the subordination provisions set forth in the Second Lien Notes Intercreditor Agreement as in effect on the date hereof; and (vi) incur operating lease obligations requiring payments not to exceed $500,000 in the aggregate during any Fiscal Year of Borrowers. In addition, any Borrower may create, incur, assume or be obligated (directly or indirectly) for, any loans or other indebtedness for borrowed money from any other Borrower; provided that such indebtedness is subordinate to the Obligations pursuant to a subordination agreement in form and substance acceptable to Administrative Agent.
13.3    Liens. The Borrowers shall not, and shall not permit any other Borrower to grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest, hypothec or other encumbrance whatsoever on any of its assets, other than Permitted Liens.
13.4    Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. Except as described on Schedule 13.4 hereto, the Borrowers shall not, and shall not permit any other Borrower to (i) enter into any merger or consolidation; (ii) change the jurisdiction of any Borrower’s organization or enter into any transaction which has the effect of changing any Borrower’s jurisdiction of organization; (iii) sell, lease or otherwise dispose of any of its assets other than the sale, lease or dispositions of assets (a) in the ordinary course of business, (b) that are no longer used or useful in the conduct of such Borrower’s business or (c) from one Borrower to another Borrower; (iv) enter into any Acquisition other than (a) Permitted Investments and (b) upon at least 10 days’ notice to Administrative Agent, subject Acquisitions by one or more Borrowers (other than WCC BV) of the assets, stock or other equity interest of one or more other Borrowers located within the same country of corporate organization (provided, however, that any Borrower organized in Canada may merge with any Borrower organized in the United States to the extent that the Borrower organized in the United States is the survivor); or (v) enter into any other transaction outside the ordinary course of the Borrowers’ business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest (other than the purchase, redemption or retirement of any Borrowers stock held by officers, directors or employees or former officers directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service pursuant to any employee benefit plan or agreement or awarded to an employee to pay for the taxes payable by such employee upon such grant or award or the vesting thereof, in all cases, in an amount not to exceed $500,000 in the aggregate in any fiscal year), and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest, other than pursuant to any employee benefit plan or agreement. Except in connection with any transaction described on Schedule 13.4 hereto or in connection with a Permitted Acquisition (provided that the Borrowers comply with the provisions of Section 12.12 herein), the Borrowers shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person other than another Borrower without the prior written consent of Administrative Agent.
13.5    Dividends and Distributions. Upon the occurrence and during the continuance of an Event of Default, no Borrower may declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its equity interests other than dividends and distributions to another Borrower hereunder; provided that, subject to applicable Delaware law, Westmoreland Parent may pay dividends on its Series A Convertible Exchangeable Preferred Stock, not to exceed $340,000 in any fiscal quarter, that are contemplated by Westmoreland Parent’s Restated Certificate of Incorporation, as amended, regardless of whether an Event of Default has occurred and is continuing.
13.6    Investments/Loans. The Borrowers shall not and shall not permit any Borrower to purchase or otherwise acquire, the obligations or stock of any Person, other than as permitted pursuant to Section 13.4 hereof, nor shall the Borrowers lend or otherwise advance funds to any Person (other than to another Borrower), other than loans and advances that are Permitted Investments.
13.7    Fundamental Changes, Line of Business. No Borrower shall (i) amend its organizational documents or change its Fiscal Year unless (w) such actions would not have a Material Adverse Effect; (x) such actions would not adversely affect the obligations of any Borrower or any Loan Party to Administrative Agent and Lenders; (y) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (z) Administrative Agent has received five (5) days’ prior written notice of such amendment or change; or (ii) enter into a new line of business materially different from the Borrowers’ current businesses.
13.8    Reserved.
13.9    Affiliate Transactions. Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, the Borrowers shall not conduct or permit any other Borrower to conduct, transactions with Affiliates other than transactions with Affiliates pursuant to terms that are no less favorable to any Borrower than the terms upon which such transactions would have been made in a comparable transaction at such time on an arm’s length basis by such

Borrower with a Person that is not an Affiliate; provided, however, that the foregoing restrictions shall not apply to intra-company transactions among the Borrowers.
13.10    Settling of Accounts. Except for discount for prompt payment in the ordinary course of business, the Borrowers shall not settle or adjust any Account identified by the Borrowers as an Eligible Account, except that if no Event of Default has occurred and is continuing, the Borrowers may settle or adjust any Eligible Account upon providing notice to Administrative Agent of such settlement or adjustment, at which time the Eligible Account will be removed from the Revolving Loan Availability. Following the occurrence and during the continuance of an Event of Default, the Borrowers shall not settle or adjust any Account without the consent of Administrative Agent.
13.11    Restriction of Amendments to Certain Documents. The Borrowers shall not, nor shall they permit any Subsidiary to, amend or otherwise modify, or waive any rights under, any Second Lien Note Documents if, in any case, such amendment, modification or waiver would be adverse in any material respect to the interests of Administrative Agent (and unless, as applicable, in compliance with the terms of the Second Lien Notes Intercreditor Agreement).
13.12    Payments on Subordinated Debt. Borrower shall not, nor shall it permit any Subsidiary to, make any redemption, prepayment, defeasance, repurchase of any payments in respect of any Subordinated Debt except in accordance with the terms of the applicable Second Lien Notes Intercreditor Agreement.
13.13    Contingent Obligations. The Borrowers shall not, nor shall the Borrowers permit any of their Subsidiaries directly or indirectly to, create or become or be liable with respect to any Contingent Obligation except: (a) those resulting from endorsement of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; (b) those arising under guaranties and indemnities of or relating to the Obligations or under guaranties permitted under Section 13.1; and (c) those arising under Hedging Agreements.
13.14    Restricted Subsidiaries. Without the prior written consent of Administrative Agent, no Borrower shall (a) transfer any asset or make any investment in (other than its ownership interests in) or make any loan to any of Westmoreland Power, Absaloka, Westmoreland Risk Management, WC Investments, WCC BV, Westmoreland Canada, WEC, Basin Resources, Inc. or WES, 3718492 Canada, Inc., PM Finance or CV Finance or (b) permit WRI, Westmoreland Power, Absaloka, WEC, Basin Resources, Inc., WCC BV, 3718492 Canada, Inc., PM Finance, CV Finance or WES to own any assets or conduct any business, other than activities incidental to their organization and existence. Notwithstanding the foregoing, provided no Default or Event of Default exists or would be caused thereby, Westmoreland Parent may make loans to or otherwise make additional investments in (i) Westmoreland Power to fund certain post-retirement medical liabilities of former employees of Westmoreland Power upon the written consent of Administrative Agent and (ii) Westmoreland Risk Management in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, it being understood and agreed that the foregoing restriction shall not prevent the payment of insurance premiums by the Borrowers to Westmoreland Risk Management in the ordinary course of business.

13.5    Dormant Subsidiaries. Within ninety (90) days after the date hereof, the Borrower shall provide evidence to the Administrative Agent that (a) WEC shall have been merged with and into Westmoreland Parent, with Westmoreland Parent being the surviving corporation, and (b) each of Westmoreland Terminal Co., Eastern Coal & Coke Co., Criterion Coal Co., 3718492 Canada, Inc., PM Finance and CV Finance have been dissolved and any assets remaining therein shall be transferred to a Borrower.
SECTION 14
FINANCIAL COVENANTS
The Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:
14.1    Fixed Charge Coverage. Westmoreland Parent and its consolidated Subsidiaries shall not permit the ratio of Consolidated EBITDA to Consolidated Fixed Charges for each period of four consecutive quarters beginning June 30, 2014 to be less than 1.15:1.0 tested on the last day of each quarter.
14.2    Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or any Lender shall so request, Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 15
DEFAULT
The occurrence of any one or more of the following events shall constitute an “Event of Default” by the Borrowers hereunder:
15.1    Payment. The failure of any Borrower to pay within three (3) days after due or declared due, any of the Obligations constituting principal, interest or fees; provided, however, that the failure to pay such Obligations on the Maturity Date shall constitute an immediate Event of Default hereunder.
15.2    Breach of this Agreement and the other Loan Documents. The failure of any Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Borrower under this Agreement or any of the other Loan Documents (other than breaches described in Section 15.1); provided that any such failure by any Borrower under subsections 12.1, 12.2.1, 12.2.3, 12.2.4, 12.2.5, 12.2.6, 12.3 and 12.8 of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the earlier of the date on which (i) an executive officer of any Borrower has become aware of such default or (ii) notice of such default has been received by any Borrower from Administrative Agent.
15.3    Breach of Representations and Warranties. The making or furnishing by any Borrower to Administrative Agent of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between such Borrower and Administrative Agent or any Lender, which is untrue or misleading in any material respect as of the date made.
15.4    Loss of Collateral. The loss, theft, damage or destruction of any of the Collateral not covered by insurance in an amount in excess of $1,000,000 in the aggregate for all such events during any Fiscal Year as determined by Administrative Agent in its sole discretion exercised in good faith.
15.5    Levy, Seizure or Attachment. The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral in excess of $1,000,000.
15.6    Bankruptcy or Similar Proceedings. The commencement of any proceedings in bankruptcy by or against any Borrower or for the liquidation or reorganization of any Borrower, or alleging that such Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Borrower’s debts, whether under the United States Bankruptcy Code or the Canadian Bankruptcy Law, as applicable, or under any other law, whether state, provincial or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Borrower; provided, however, that if such commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Administrative Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such proceedings are dismissed.
15.7    Appointment of Receiver. The appointment of a receiver or trustee for any Borrower, for any substantial part of the Collateral or for any substantial part of any Borrower’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Borrower which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Administrative Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.
15.8    Judgment. The entry of any judgments or orders aggregating in excess of $1,000,000 against any Borrower that is not covered by insurance and that which remains unsatisfied or undischarged and in effect for sixty (60) days after such entry without a stay of enforcement or execution.
15.9    Change of Control. The failure of (i) Westmoreland Parent to own and have voting control of one hundred percent (100%) of the issued and outstanding voting equity interests of each of Westmoreland Energy (except as described on Schedule 13.4 hereto), Westmoreland Resources, Kemmerer, Coal Sales, Westmoreland Power, Westmoreland Mining, Westmoreland Canada or WCC, (ii) Westmoreland Energy or any other Borrower to, directly or indirectly, own and have voting control of one hundred percent (100%) of the issued and outstanding equity interests of each of Westmoreland NC, WEI and Westmoreland Roanoke, (iii) Westmoreland Mining to own and have voting control of less than one hundred percent (100%) of the issued and outstanding equity interests of Westmoreland Energy, Texas Westmoreland, Westmoreland Savage or Dakota Westmoreland, (iv) Westmoreland Canada to, directly or indirectly, own and have voting control of less than one hundred percent (100%) of the issued and outstanding equity interests of WC LLC, WC Investments, WCC BV, Westmoreland Canada, WPR, PMRL, CVRI, PCL, Willowvan or PRC, (v) Westmoreland Resources or any other Borrower to, directly or indirectly, own and have voting control of less than one hundred percent (100%) of the issued and outstanding equity interests of its Subsidiaries in effect on the date hereof or (iv) Westmoreland Parent shall lose operational control of Absaloka, other than to any other Borrower.
15.10    Material Adverse Change. Any material adverse change in the Collateral, business, property, assets, operations or condition, financial or otherwise of the Borrowers, taken as a whole, as determined by Administrative Agent in its reasonable credit judgment exercised in good faith or the occurrence of any event which, in Administrative Agent’s reasonable credit judgment exercised in good faith, would reasonably be expected to have a Material Adverse Effect.
15.11    Subordinated Debt. Any Borrower defaults in the performance of any payment or other material obligation in the Second Lien Note Documents (after any applicable grace or cure period provided for in the Second Lien Note Documents) or any other “Event of Default” (as defined in the applicable Second Lien Note Documents) shall occur under any Subordinated Debt Document (including, but not limited to, the Second Lien Notes Indenture).
15.12    Other Indebtedness. A failure of any Borrower to pay when due or within any applicable grace period, whichever is later, any principal or interest on other Indebtedness or any Contingent Obligations if such failure would reasonably be expect to have a Material Adverse Effect or (ii) breach of default of a Borrower of any covenants, conditions, promises, agreements or obligations of a Borrower under written agreements entered into in connection with such other Indebtedness or Contingent Obligations, if such breach, default or occurrence would reasonably be expected to have a Material Adverse Effect.
15.13    ERISA. (i) A contribution failure in excess of $1,000,000 occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302 of ERISA or Internal Revenue Code Section 412; or (ii) there shall occur an ERISA Event that would reasonably be expected to cause any Borrower or any member of its Controlled Group to incur a liability or obligation to anyone in excess of $1,000,000.

15.14    Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt (including, but not limited to, the Second Lien Notes Intercreditor Agreement), or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Borrower of any Subordinated Debt, shall cease to be in full force and effect, or any Borrower or the holder of any applicable Subordinated Debt shall contest in any manner the validity, binding nature or enforceability of any such provision.
SECTION 16
REMEDIES UPON AN EVENT OF DEFAULT
16.1    Acceleration. Upon the occurrence and during the continuance of an Event of Default described in Sections 15.7 or 15.8 hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement). Upon the occurrence of any other Event of Default, the Administrative Agent may, and shall, at the direction of the Required Lenders, in each case in their sole discretion, upon notice to the Representative, declare the Obligations to be immediately due and payable.
16.2    Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and at the direction of Required Lenders shall, exercise from time to time any rights and remedies available to it under the Uniform Commercial Code, PPSA and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Administrative Agent’s and Lenders’ rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Administrative Agent may, and at the direction of Required Lenders shall, appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of any Borrower or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver,” which term when used herein shall include a receiver and manager) of such Collateral (including any interest, income or profits therefrom). Any such Receiver shall, to the extent permitted by applicable law, be deemed the agent of such Borrower and not of Administrative Agent or any of the Lenders, and neither Administrative Agent or any of the Lenders shall be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall (i) have such powers as have been granted to Administrative Agent or any of the Lenders under this Agreement and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by Administrative Agent or any of the Lenders under this Agreement, which powers shall include, but are not limited to, the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of any Borrower and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Borrower, enter upon, use and occupy all premises owned or occupied by any Borrower wherein the Collateral may be situate, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on any Borrower’s business or as security for loans or advances to enable the Receiver to carry on any Borrower’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by Administrative Agent or any of the Lenders, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to Administrative Agent or any of the Lenders and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of Administrative Agent or any of the Lenders, be vested with, in addition to the rights set out herein, all or any of the rights and powers of Administrative Agent or any of the Lenders described in this Agreement, the PPSA or Canadian Bankruptcy Laws. In addition, but also not by way of limitation of the foregoing, Administrative Agent may, and at the discretion of Required Lenders shall, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of the Borrowers’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Administrative Agent shall have the right to store the same at any of the Borrowers’ premises without cost to Administrative Agent or Lenders. At Administrative Agent’s request, the Borrowers shall, at the Borrowers’ expense, assemble the Collateral and make it available to Administrative Agent at one or more places to be designated by Administrative Agent and reasonably convenient to Administrative Agent and the Borrowers. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given in writing at least ten (10) days prior to such disposition and such notice shall (i) describe Administrative Agent and Lenders and the Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that the Borrowers are entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Administrative Agent may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Administrative Agent of any of the Collateral may be applied by Administrative Agent to the payment of expenses in connection with the Collateral, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds and all other payments received by Administrative Agent during the continuance of an Event of Default may be applied by Administrative Agent toward the payment of such of the Obligations, and in such order of application as required by the UCC or, if the UCC does not contain such requirements, as Administrative Agent may from time to time elect. In the absence of an Event of Default, the Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Obligations shall be applied in the following order (unless the provisions of this Agreement specify otherwise):
FIRST, to the payment of all expenses and indemnities of Administrative Agent (in its capacity as such), including Attorney Costs, and any other Obligations owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full:

SECOND, to the payment of all of the Secured Obligations in respect of the Swing Line Loans to the Swing Line Lender, until paid in full;
THIRD, to the payment of all of the Obligations consisting of accrued and unpaid interest owing to the Lenders and Letter of Credit fees owing to the L/C Issuer, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause THIRD payable to them, until paid in full;
FOURTH, to the payment of all Obligations consisting of principal owing to the Lenders and Bank Product Obligations owing to Lenders or their Affiliates, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause FOURTH held by them, until paid in full;
FIFTH, to the payment of the Lenders an amount equal to all Obligations in respect of outstanding Letters of Credit to be held as Cash Collateral in respect of such Obligations;
SIXTH, to the payment of all other Obligations owing to the Lenders until paid in full; and
SEVENTH, to the payment of any remaining Proceeds, if any, to the Borrowers or to whomever may be otherwise lawfully entitled to receive such amounts.
16.3    Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents evidencing such purchase shall be commercially reasonable and, to the extent applicable, contain customary protections for minority holders such as among other things, anti-dilution and tag-along rights, (iii) to the extent applicable, any exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the Collateral of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.
SECTION 17
CONDITIONS PRECEDENT
17.1    Conditions to Initial Loans. The obligation of Lender to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:
(a)Administrative Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17.1(a) (the “Closing Document List”) in each case in form and substance satisfactory to Administrative Agent;
(b)Since December 31, 2013 no event shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect, as determined by the Lenders in their sole discretion, exercised in good faith;
(c)Administrative Agent shall have received payment in full of all fees and expenses payable to it by the Borrowers, or arrangements shall have been made to pay such fees and expenses from the proceeds of the initial Loan, on or before disbursement of the initial Loans hereunder;
(d)Administrative Agent shall have determined that immediately after giving effect to (A) the making of the initial Loans requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date, (D) the payment or reimbursement by the Borrowers of Administrative Agent and Lenders for all closing costs and expenses incurred in connection with the transactions contemplated hereby, and (E) the payment of all accounts payable more than thirty (30) days past due, the Borrowers will have Excess Availability of not less than Twenty-Five Million Dollars ($25,000,000).
(e)The Related Transactions shall have been consummated in accordance with the Related Transaction Documents and applicable law; and Administrative Agent shall have received (i) the audited (A) consolidated financial statements for the Borrowers (other than Target) and (B) financial statements for Target for the fiscal years ending on or about December 31, 2012 and December 31, 2013 and (ii) unaudited (A) interim consolidated financial statements for the Borrowers (other than Target) and (B) financial statements for Target for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above and a pro forma consolidated balance sheet of the Borrowers and their Subsidiaries as at the date of the most recent consolidated balance sheet, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, which is consistent in all material respects with the sources and uses of cash previously provided to Administrative Agent and the forecasts previously provided to Administrative Agent.
(f)Administrative Agent shall have received copies of any and all closure, reclamation, rehabilitation and other similar plans required in respect of the operation of the Borrowers' businesses pursuant to any applicable law including, without limitation, any Environmental Laws together with copies of any correspondence received by any Borrower from any governmental authority regarding the adequacy and sufficiency of any such plans and the Borrowers’ compliance or non-compliance with the terms of such plans including any verification of the amount of any financial assurance deposited with such governmental authority in accordance with the terms of any such plans.
(g)The Borrowers shall have executed and delivered to Administrative Agent all such other documents, instruments and agreements which Administrative Agent determines are reasonably necessary to consummate the transactions contemplated hereby.
17.2    Conditions to All Loans. Lenders shall not be obligated to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation for the benefit of the Borrowers, unless the following conditions are satisfied:
(a)No Event of Default shall exist at the time of or result from such funding, issuance or grant;
(b)The representations and warranties of each Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the date, and after giving effect to such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects as of such earlier date); and
(c)No event shall have occurred or circumstances exist that has had or would reasonably be expected to have a Material Adverse Effect.
Each request (or deemed request) by the Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
SECTION 18
THE AGENTS
18.1    Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 18.10) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this

Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent shall provide to Lenders copies of all financial statements and projections delivered to Administrative Agent by Borrowers pursuant to Section 9 hereof, and copies of all material notices delivered to Administrative Agent by Borrowers either by delivering copies to each Lender by electronic mail or by posting such materials to an internet service accessible by such Lenders such as “Intralinks.” Each Borrower and each Lender agrees that Administrative Agent may, in its sole discretion, utilize Intralinks or electronic mail for such purpose.
18.2    L/C Issuers. The L/C Issuers shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The L/C Issuers shall have all of the benefits and immunities (a) provided to Administrative Agent in this Section 18 with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 18, included the L/C Issuers with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the L/C Issuers.
18.3    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.
18.4    Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrowers or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrowers or any of any Borrower’s Subsidiaries or Affiliates.
18.5    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
18.6    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Event of Default or Default as may be directed by the Required Lenders in accordance with Section 16; provided that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.
18.7    Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Administrative

Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrowers which may come into the possession of Administrative Agent.
18.8    Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting any obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.
18.9    Administrative Agent in Individual Capacity. PrivateBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though PrivateBank were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, PrivateBank or its Affiliates may receive information regarding Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of Borrowers or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to such Lender. With respect to their Loans (if any), PrivateBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though PrivateBank were not Administrative Agent, and the terms “Lender” and “Lenders” include PrivateBank and its Affiliates, to the extent applicable, in their individual capacities.
18.10    Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 18 and Sections 4.3.4 and 19.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, in consultation with Borrower, appoint a successor agent as provided for above.
18.11    Collateral Matters.
(a)Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents.
(b)The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Administrative Agent under any Collateral Document (x) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrowers hereunder and the expiration or termination of all Letters of Credit (including by means of credit bidding in accordance with Section 16.3); (y) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (z) subject to Section 20.1, if approved, authorized or ratified in writing by the Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (v) of the definition of Permitted Liens (it being understood that Administrative Agent may conclusively rely on a certificate from Borrowers in determining whether the Debt secured by any such Lien is permitted by Section 13.2). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 18.11. Each Lender hereby authorizes Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.
18.12    Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any Deposit Accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.
18.13    Administrative Agent May File Proofs of Claim.
18.13.1    Filing Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 4.3.5, and 19.4) allowed in such judicial proceedings; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.1.3, 4.3, 4.4 and 19.4.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
18.14    Other Agents; Arrangers and Managers. To the extent applicable, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
18.15    Quebec Security Matters. Without prejudice to the other provisions of this Section 18, each Lender hereby irrevocably designates and appoints Administrative Agent as the person holding the power of attorney (fondé de pouvoir) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, the deed of hypothec and issue of bonds to be executed by any Loan Party under the laws of the Province of Quebec and creating a security interest under such laws on property located in such Province and to exercise such powers and duties which are conferred upon Administrative Agent under such deed. Each Lender hereby additionally and irrevocably designates and appoints Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond issued in connection with the aforesaid deed of hypothec and issue of bonds, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a hypothec on bonds to be executed by such Loan Party under the laws of the Province of Quebec and creating a pledge on any such bond as security for the payment and performance of the Obligations. In this respect, (a) Administrative Agent, as agent, mandatary, custodian and depositary of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations so secured, owing to the persons for and on behalf of whom any such bond is so held from time to time, and (b) each Lender will be entitled to the benefits of any property charged under the aforesaid deed of hypothec and issue of bonds and any such pledge and will participate in the proceeds of realization of any such property, the whole in accordance with the terms hereof. Administrative Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Administrative Agent with respect to the property hypothecated under the deed of hypothec and issue of bonds and any such pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to Administrative Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Lender shall be deemed to have consented to and confirmed Administrative Agent as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by Administrative Agent in such capacities. Administrative Agent shall be entitled to delegate from time to time any of its powers or duties under the deed of hypothec and issue of bonds and the aforesaid pledge to any person and on such terms and conditions as Administrative Agent may determine from time to time. The execution prior to the date hereof by Administrative Agent of any Deed of hypothec or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed.
SECTION 19
MISCELLANEOUS
19.1    Assignments; Participations.
19.1.1    Assignments.
(a)Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Administrative Agent, the L/C Issuers (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, Borrowers (which consents shall not be unreasonably withheld or delayed and shall not be required for (i) an assignment by a Lender to a Lender or an Affiliate of a Lender), (ii) any assignment to secure obligations of a Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any trustee for the holders of its debt or equity interests or (iii) any assignment that is required by the United States government (whether federal, state, county or otherwise). Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit E hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment Borrowers would be obligated to pay any greater amount under Sections 4.2.1 or 4.4 to the Assignee than Borrowers is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 19.1.1 shall be treated as the sale of a participation under Section 19.1.2. Borrowers shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless Borrowers have expressly objected to such assignment within five (5) Business Days after they have received notice requesting such consent.
(b)From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective Assignment Agreement, the Borrowers shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) if such Lender is receiving an assignment of Revolving Loans, a Note in the principal amount of the Assignee’s pro rata share of the Revolving Loan Commitment (and, as applicable, a Note in the principal amount of the pro rata share of the Revolving Loan Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Administrative Agent of such Note, the assigning Lender shall return to the Borrowers any prior Note held by it.
(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
19.1.2    Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitment or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrowers shall continue to deal solely and directly with Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as such Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with such Lender, and such Lender agrees to share with each Participant, on a pro rata basis. Borrowers also agree that each Participant shall be entitled to the benefits of Section 4.2 or 4.4 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 4.2 or 4.4 than would have been paid to Lender on such date if no participation had been sold).
19.2    Register. Administrative Agent shall, as a non-fiduciary agent of the Borrowers, maintain a copy of each Assignment Agreement delivered and accepted by it and register (the

“Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Each Lender granting a participation shall, as a non-fiduciary agent of the Borrowers, maintain a register containing information similar to that of the Register in a manner such that the loans hereunder are in “registered form” for the purposes of the Code.
19.3    Customer Identification - USA Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
19.4    Indemnification by Borrowers. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND LENDERS’ AGREEMENT TO EXTEND THE REVOLVING LOAN COMMITMENT PROVIDED HEREUNDER, EACH BORROWER HEREBY AGREES TO INDEMNIFY, AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OF ANY BORROWER, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY LENDER PARTY, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY

REASON, BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 18.3 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
19.5    Notice. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier or delivered in person, and addressed as follows:

If to the Borrowers:	Westmoreland Coal Company 9540 S. Maroon Circle Englewood, CO 80112 Attention: General Counsel Telephone: (303) 922-6463

With a copy to: Holland & Hart LLP 555 17th St., Suite 3200 Denver, CO 80202 Attention: Katherine A. LeVoy Telephone: (303) 295-8000

If to Administrative Agent:	The PrivateBank and Trust Company 120 South LaSalle Street Chicago, Illinois 60603 Attention: Douglas Colletti Telephone: (312) 564-6953

With a copy to: Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 Attention: Michael A. Nemeroff, Esq. Telephone: (312) 609-7500
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. Notices shall be deemed given on the date of delivery, in the case of personal delivery, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.
SECTION 20
GENERAL
20.1    Waiver; Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except to the extent set forth in Section 16.3 hereof, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any guarantor from its obligations under the Guaranty, other than as part of or in connection with any disposition permitted hereunder, or release or subordinate its liens on all or any substantial part of the Collateral granted under any of the other Loan Documents (except as permitted by Section 18.11), change the definition of Required Lenders, any provision of this Section 20.1, the provisions of Section 16.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (e), the written consent of all Lenders. No provision of Section 18 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent. No provision of this Agreement relating to the rights or duties of the L/C Issuers in their capacities as such shall be amended, modified or waived without the consent of the L/C Issuers. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Loan Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or such Person or Persons, all of the Loans and Revolving Loan Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Revolving Loan Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
20.2    Headings of Subdivisions. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.
20.3    Power of Attorney. Each Borrower acknowledges and agrees that its appointment of Administrative Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.
20.4    Confidentiality. Administrative Agent and each Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to Administrative Agent or such Lender (or to any Affiliate of Administrative Agent or such Lender); and (ii) described by any Borrower to Administrative Agent and a Lender as non-public, confidential or proprietary in nature, shall be kept confidential by Administrative Agent and such Lender or such Affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to the Borrowers may be distributed by Administrative Agent or such Lender or such Affiliate to (a) Administrative Agent’s or such Lender’s or such Affiliate’s directors, managers, officers, employees, attorneys, Affiliates, assignees, participants, auditors, agents and regulators who have a need-to-know such information in connection with the transactions contemplated by this Agreement, and (b) upon the order of a court or other governmental agency having jurisdiction over Administrative Agent or such Lender or such Affiliate, to any other party. In addition such information and other credit information may be distributed by Administrative Agent or such Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrowers and Administrative Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, the Borrowers shall have the right to review and approve any tombstone or similar advertising material relating to the financing transaction that Administrative Agent proposes to use relating to the financing contemplated by this Agreement that uses the trademarks, service marks or other mark of any Borrower; provided, that the Borrowers shall not unreasonably withhold their consent to the use of such tombstone or advertising material if the Borrowers’ trademarks, service marks or other marks are used appropriately in such tombstone or advertising material.

20.5    Counterparts/Delivery. This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
20.6    Electronic Submissions. Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Administrative Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents, be submitted to Administrative Agent in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Administrative Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Administrative Agent (which approval has not been revoked or modified by Administrative Agent) and “Approved Electronic Communication” means each notice, demand, communication, information, document or other material transmitted, posted or otherwise made or communicated by e-mail, internet portal or other electronic platform, sent to the Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents. Approved Electronic Communications that do not bear or are not readily capable of bearing either a signature or a reproduction of a signature shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party or the company transmitting the Approved Electronic Communication), and each party hereto is entitled to rely on such Approved Electronic Communications as signed by any other party hereto. Each of the Loan Parties, Administrative Agent and the Lenders hereby acknowledge and agree that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each assumes and accepts such risks by hereby authorizing each of Administrative Agent, each Lender and each of their Affiliates to accept and transmit Approved Electronic Communications.
20.7    Waiver of Jury Trial: Other Waivers.
(a)EACH BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWERS, ADMINISTRATIVE AGENT OR ANY LENDER OR WHICH, IN ANY

WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWERS AND ADMINISTRATIVE AGENT AND ANY LENDER. IN NO EVENT SHALL ANY BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
(b)The Borrowers hereby waive demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.
(c)The Borrowers hereby waive the benefit of any law that would otherwise restrict or limit Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Administrative Agent or any Lender or such Affiliate of Administrative Agent or any Lender to the Borrowers, including, without limitation any Deposit Account at Administrative Agent or any Lender or such Affiliate.
(d)Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrowers of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent and Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Administrative Agent, Required Lenders or all Lenders, as applicable, of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Administrative Agent or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of the Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Administrative Agent, Required Lenders or all Lenders, as applicable, and directed to the Borrowers specifying such suspension or waiver.
20.8    Choice of Governing Laws; Construction; Forum Selection. This Agreement and the other Loan Documents are submitted by the Borrowers to Administrative Agent and Lenders for Administrative Agent’s and Lenders’ acceptance or rejection at Administrative Agent’s principal place of business as an offer by the Borrowers to borrow monies from Administrative Agent and Lenders now and from time to time hereafter, and shall not be binding upon Administrative Agent or any Lender or become effective until accepted by Administrative Agent and Lenders, in writing, at said place of business. If so accepted by Administrative Agent and Lenders, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY,

CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.
Each Borrower and Administrative Agent and each Lender irrevocably agree that ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL MAY BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION.
20.9    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to Administrative Agent or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state, provincial or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Administrative Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Administrative Agent or any Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Administrative Agent or any Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
20.10    Reimbursement Among the Borrowers. To the extent that any Borrower shall be required to pay a portion of the Borrowers’ Obligations which shall exceed the amount of loans, advances or other extensions of credit received by any such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess pro rata, based on their respective net worth as of the date hereof. This Section is intended only to define the relative rights of any Borrower among the Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay the Borrowers’ Obligations to Administrative Agent and the Lenders as and when the same shall become due and payable in accordance with the terms hereof.

20.11    Guaranty. The effect of the joint and several obligations of the Borrowers hereunder is that each Borrower hereby unconditionally and absolutely guarantees to the Bank, irrespective of the validity, regularity or enforceability of this Agreement or any other Loan Documents, the full and prompt payment in full to Administrative Agent and the Lenders at maturity of all Borrowers’ Obligations. The guaranty set forth in this Section shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect until the Borrowers’ Obligations have been fully repaid. The guaranty set forth in this Section is an absolute and unconditional guaranty of payment and not of collectability. THE GUARANTY OBLIGATION SET FORTH IN THIS SECTION SHALL IN ALL RESPECTS BE IN FURTHERANCE, AND SHALL IN NO EVENT BE DEEMED IN LIMITATION, OF THE OBLIGATIONS OF EACH BORROWER UNDER THIS AGREEMENT.
20.12    Joint and Several Liability. Except as specifically set forth herein, the liability of each Borrower under this Agreement and the other Loan Documents in general shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower. In furtherance and not in limitation of Administrative Agent’s and each Lender’s rights and remedies hereunder or at law, Administrative Agent may proceed under this Agreement and the other Loan Documents against any one or more of the Borrowers in its absolute and sole discretion for any of the Borrowers’ Obligations or any other liability or obligation of any Borrower arising hereunder.
20.13    Representatives. Administrative Agent is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which Administrative Agent believes in its good faith judgment to emanate from a Representative (as defined below) of the Borrowers, whether or not that is in fact the case. Each Borrower hereby irrevocably confirms, ratifies and approves all such advances by Administrative Agent and the Lenders and shall indemnify Administrative Agent and the Lenders against losses and expenses in connection with any advance made in connection with such reliance by Administrative Agent and the Lenders (including court costs, reasonable attorneys’ and paralegals’ fees) and shall hold Administrative Agent and the Lenders harmless with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, each Borrower hereby appoints Westmoreland Parent (the “Representative”) to each act as its sole and exclusive representatives under this Agreement for all purposes, including without limitation, to receive notices and other communications from Administrative Agent and the Lenders hereunder, to make requests for advances of funds hereunder and to amend this Agreement; provided, that the Borrowers may change their Representative under this Agreement by giving notice of such change to Administrative Agent. Administrative Agent shall have (i) no obligation to communicate with any Borrower other than the Representative concerning this Agreement, any note or any other matter related to the Obligations and (ii) no responsibility with respect to the allocation among the Borrowers of the funds advanced hereunder.
20.14    Amendment and Restatement. This Agreement and the Notes executed and delivered in connection herewith are entered into and delivered to Administrative Agent in replacement of and substitution for, and not in payment of or satisfaction for, the following documents: (i) the Original Loan Agreement and (ii) each promissory note evidencing the obligations under the Original Loan Agreement (collectively, with the Original Loan Agreement, the “Prior Agreements”). All other Loan Documents, including, the other instruments, documents and agreements executed and delivered in connection with the Prior Agreements, are hereby reaffirmed and shall continue in full force and effect, as may be amended, restated or otherwise modified in connection herewith. The Borrowers acknowledge that the loans and other obligations evidenced by the Prior Agreements have not been satisfied but instead have become part of the Loans and liabilities under this Agreement and under the other Loan Documents executed in connection herewith. The Borrowers further acknowledge that all of the Liens granted by each Borrower under the Prior Agreements and all instruments, documents and agreements executed in connection therewith are hereby reaffirmed and shall continue hereafter to secure each Borrower’s Obligations under this Agreement and the other Loan Documents, until all of each Borrower’s Obligations are repaid in full in cash (other than unasserted contingent indemnification obligations) and this Agreement is terminated.
SECTION 21
NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS
The relationship among the Borrowers on the one hand and Administrative Agent and Lenders on the other hand shall be solely that of borrower, administrative agent and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers, on the one hand, and Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditors. Neither Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees, on behalf of itself and each other Borrower, that neither Administrative Agent nor any Lender shall have any liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties, Administrative Agent and Lenders.
(Signature Page Follows)

(Signature Page to Amended and Restated Loan and Security Agreement)

The parties hereto have duly executed this Amended and Restated Loan and Security Agreement as of the date first written above.

BORROWERS:	WESTMORELAND COAL COMPANY, a Delaware corporation By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND ENERGY LLC, a Delaware limited liability company By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WEI-ROANOKE VALLEY, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND - ROANOKE VALLEY, L.P., a Delaware limited partnership By:WEI-Roanoke Valley, Inc. its general partner By: /s/ Samuel Hagreen Samuel Hagreen Secretary

(Signature Page to Amended and Restated Loan and Security Agreement)

BORROWERS:
WESTMORELAND PARTNERS, a
Virginia general partnership

By:Westmoreland-Roanoke Valley, L.P.,
its general partner

By:WEI-Roanoke Valley, Inc.,
its general partner

By: /s/ Samuel Hagreen
      Samuel Hagreen
      Secretary

By: Westmoreland-North Carolina Power,
L.L.C., its general partner

By: /s/ Samuel Hagreen
      Samuel Hagreen
      Secretary

WESTMORELAND RESOURCES, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND KEMMERER, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND COAL SALES COMPANY, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

(Signature Page to Amended and Restated Loan and Security Agreement)

BORROWERS:	WRI PARTNERS, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WCC LAND HOLDING COMPANY, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND CANADA LLC, a Delaware limited liability company By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND ENERGY SERVICES, INC., a Delaware corporation By: /s/ Samuel Hagreen Samuel Hagreen Secretary

WESTMORELAND CANADIAN
INVESTMENTS, LP, a limited partnership
organized and existing under the laws of the
Province of Quebec

By:Westmoreland Canada LLC, its general partner

By:/s/ Jennifer S. Grafton
     Jennifer S. Grafton
     Secretary

(Signature Page to Amended and Restated Loan and Security Agreement)

BORROWERS: WCC HOLDING B.V. By: /s/ R.H.W. Funnekotter Name: R.H.W. Funnekotter Title: Managing Director B	WCC HOLDING B.V., a B.V. organized and existing under the laws of the Netherlands By: /s/ Jennifer S. Grafton Jennifer S. Grafton Managing Director A

WESTMORELAND CANADA HOLDINGS INC., a corporation organized and existing under the laws of the Province of Alberta By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WESTMORELAND PRAIRIE RESOURCES INC., a corporation organized and existing under the laws of the Province of Alberta By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

PRAIRIE MINES & ROYALTY ULC, an unlimited liability company organized under the laws of the Province of Alberta By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

COAL VALLEY RESOURCES, INC., a corporation organized and existing under the laws of the Province of Alberta By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

(Signature Page to Amended and Restated Loan and Security Agreement)

BORROWERS:	PRAIRIE COAL LTD., a corporation organized and existing under the laws of the Province of Saskatchewan By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

WILLOWVAN MINING LTD., a corporation organized and existing under the laws of the Province of Saskatchewan By: /s/ Jennifer S. Grafton Jennifer S. Grafton Secretary

POPLAR RIVER COAL MINING
PARTNERSHIP, a partnership organized
and existing under the laws of the Province
of Saskatchewan

By: Prairie Mines & Royalty ULC,
its partner

By: /s/ Jennifer S. Grafton
     Jennifer S. Grafton
     Secretary

(Signature Page to Amended and Restated Loan and Security Agreement)

ADMINISTRATIVE AGENT:	THE PRIVATEBANK AND TRUST COMPANY By: /s/ Douglas Colletti Douglas Colletti Managing Director

(Signature Page to Amended and Restated Loan and Security Agreement)

LENDER:	BANK OF THE WEST By: /s/ Terra A. Javitz Jr. Name: Terra A. Javitz Jr. Title: Vice President

ANNEX 1 - COMMITMENTS

Lender	Revolving Loan Commitment
The PrivateBank and Trust Company	$30,000,000
Bank of the West	$30,000,000
Total	$60,000,000

Annex I